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Sprint Corporation

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Notice of 2004 Annual Meeting,

Proxy Statement, and 2003 Form 10-K

2004 Annual Meeting

Tuesday, April 20th at 10 a.m. Central Daylight Time Overland Park Convention Center 6000 College Blvd.

Overland Park, Kansas 66211

(See back cover for map.)

For more information, please visit http://www.sprint.com/sprint/ir/annual.

To our shareholders:

During the recent past, it seems we started off every discussion of Sprint’s prospects with a negative. I think I’ve used the term “perfect storm”–describing the converging forces of a souring economy and a protracted industry downturn – more times than a meteorologist, and I felt more like an apologist than a strategist.

But that was yesterday. Today I believe we’ve turned the corner. (Continued on page 2.)

Chairman’s Letter to Shareholders

For more information, please visit http://www.sprint.com/ir.

Of course, that’s not to say all of the challenges facing our industry have been corrected or the future is certain. Both the industry and Sprint still face significant hurdles related to competition, pricing, regulation and technology. However, while others in our industry still seem to be operating in fear and making excuses for tomorrow, I sense an underlying momentum at Sprint, driven in part by an improving economy, and in our case, by improving operating and financial performance.

I also sense a growing realization in the marketplace, both with consumers and enterprise customers, that Sprint has the assets, financial strength and business strategies that distinguish us from our competitors.

Going forward, there are three key points that I want you to know as 2004 unfolds for Sprint.

First, I want to make sure you understand that the moves we are making are designed to improve our competitiveness in the marketplace. We are in the process of transforming the way we operate our business and have organized ourselves in a very different way from our competitors.

Second, we intend to be aggressive in the marketplace, to stay on the offensive, outplay our competitors, grow market share and anticipate the market’s next move. Over the years we’ve been known for our technology firsts, and we have had the best innovation in wireless, national voice and data. This is now our opportunity to sell and market that technology and innovation even more aggressively.

Third, we are in control of our own plan, and by extension, we are accountable for our own results. We will continue to follow through on what we say we’ll do. And instead of wringing our hands and worrying about the impact of the economy, or unclear regulation or any number of uncontrollable variables, our intent is to step up to those challenges and turn them into opportunities, and do it prudently while increasing shareholder value.

• • •

Looking back, I believe the centerpieces of 2003 were execution and change. When I rejoined Sprint last March, I thought it was important for both the FON Group and PCS Group to set realistic expectations, execute with those expectations in mind and then hit the numbers. We needed to regain collective confidence in our ability to execute, and I think we made good progress on that front during the course of the year.

We made it happen through operational improvements including tighter cost control and improved customer service.

Page 2	Notice of 2004 Annual Meeting, Proxy Statement, and 2003 Form 10-K

Chairman’s Letter to Shareholders

For more information, please visit http://www.sprint.com/ir.

Let me remind you of a few accomplishments in our business units that demonstrate strong execution.

In PCS, we continued our industry-leading innovation and data adoption, expanded distribution channels and extended our customer franchise through alliance relationships with the likes of Qwest and Virgin Mobile, U.S.A.

We improved profitability by adjusting our customer mix and focused on enhancing network performance and coverage.

In our local operations, we achieved strong sales growth of bundles and DSL service. We made headway on deploying circuit to packet switching, increased penetration of Sprint’s wireless service in the local base and will begin adding video service in the local base based on our alliance with EchoStar.

In the Global Markets Division during 2003, we expanded sales opportunities through Time Warner Cable and UNE-P offerings, rationalized our product portfolio and improved our cost structure.

Global Markets also secured its position as a key pivot point for the integration of wireline and wireless data services that continue to open doors to sales of local and wireless products that we offer.

In my view, we enter 2004 with better momentum than our chief long distance rivals. I base this on a variety of factors, including the results we achieved, the alliance we made with IBM and the order activity we view in our sales funnel. Clearly, the business units have momentum riding into 2004.

The second centerpiece of 2003, as I mentioned, was change. On that front, let me discuss our transformation initiatives.

We chose the term transformation in order to ensure that this initiative wasn’t perceived as just cost cutting in disguise. Transformation is about moving away from our historic way of doing business as product-focused divisions. That approach makes no sense anymore. We are unique, and it is time to fully exploit that and take advantage of it in the marketplace.

We have turned the page to our new organization and now are in business as Sprint Business Solutions, Sprint Consumer Solutions and Sprint Local Telecommunications Division. The expectations that we are setting with the transformation are a different level of service, an integration of our products and services and a different level of performance for our shareholders.

Notice of 2004 Annual Meeting, Proxy Statement, and 2003 Form 10-K	Page 3

Chairman’s Letter to Shareholders

For more information, please visit http://www.sprint.com/ir.

I want to be sure that you understand our transformation is as much about growth as it is about ensuring that we have a competitive cost structure going forward. It gives us the unique opportunity to take full advantage of our 26 million customers that cut across our historic three product lines and accelerate selling, cross-selling and bundling into that base.

Transformation also means a commitment to fundamental change in customer service and a commitment to improve our performance in this area. I think we made good progress in 2003, but we are just on the ground floor and expect to make significant gains this year.

So where do we go from here strategically? I have spoken to customers, employees and the financial community about this subject, and now, I want to make sure you understand.

Our strategic road map is simple and straightforward. It has three overarching objectives — improving operating performance, making progress on our debt reduction, and by extension, improving financial flexibility and increasing our equity value.

To get there, our first priority is to significantly improve our service quality. It is “table stakes,” the basic requirement for us to be in the game. We made progress in this area in 2003, and our announced alliance with IBM should provide further proof about our resolve in this area.

Second, we must execute on our 2004 plans. This fundamental requires that we not be distracted by tangential events or meander because of changes in the marketplace. We must execute and deliver on our 2004 plan.

And third, we must stay on track with the goals of our transformation agenda, because along with our assets and portfolio, our customer-centered business model is a key element of our future success. It will help us execute and deliver the results that our competitors can’t, because they’re organized differently or don’t have our assets or portfolio.

The endgame of our strategic road map is to position Sprint to take advantage of new opportunities.

At the end of the day, our strategic road map must ultimately answer for you one question:

Why invest in Sprint?

In my view, it is pretty obvious.

Page 4	Notice of 2004 Annual Meeting, Proxy Statement, and 2003 Form 10-K

Chairman’s Letter to Shareholders

For more information, please visit http://www.sprint.com/ir.

First, we have a solid foundation, with a set of assets that I believe is second to none and unmatched in our industry, and we have a highly recognized national brand with a proud reputation.

Second, we have a solid balance sheet with strong liquidity and are ahead of plan in reducing our debt load. We are producing consistent and strong free cash flow across the enterprise. We possess financial flexibility.

Third, the organizational structure that we now have in place positions us to take better advantage of our assets, to get better leverage on them and extract more value. We have reduced our management ranks by more than 25 percent in the past year and have aggressively moved to reduce costs. We are organized to serve the customer in the future, not the past.

Fourth, we can make big plays that seize new opportunities like our relationships with IBM, Time Warner Cable and Virgin Mobile. These are alliances we aggressively pursued and earned, and we don’t intend to stop there.

Fifth, we are committed to sound corporate governance. Our Board and I took significant actions to move Sprint to the top of the corporate governance list. On two separate occasions last year, we made sweeping changes in this area. We will continue to focus in this area to stay aligned with best practices.

Sixth, and finally, leadership. Sprint is a leader in innovation, particularly with new wireless devices, and we lead in technology deployment with our 3-G wireless network, our enviable spectrum position and our landline networks. And we are a leader in data services. We are not going to be second in the data game. That’s something that’s very important for us as we move forward.

In the end, however, no matter what our strategies or plans, it always comes down to execution. We have to be customer focused. We have to be very aggressive. Our customers demand it. You, our shareholders, demand it. And we demand it of ourselves as part of our transformation.

Before I conclude, I want to say a few words about the recombination of Sprint’s FON and PCS stocks.

As you know by now, Sprint announced that its Board of Directors has decided to recombine the company’s “tracking stocks” and return to a single common stock. As a result, the PCS common stock will be eliminated, and in exchange for every two shares of PCS common stock you own, you will automatically receive one share of FON common stock on April 23, 2004.

Notice of 2004 Annual Meeting, Proxy Statement, and 2003 Form 10-K	Page 5

Chairman’s Letter to Shareholders

For more information, please visit http://www.sprint.com/ir.

The Sprint Board made the decision to proceed with the recombination based on the determinations of its capital stock committee, which conducted a detailed analysis of the financial, operational, structural and strategic factors that impact the decision to recombine. In the Board’s view, the recombination will:

•	Facilitate Sprint’s transformation into a company focused on the needs of two customer types — business and consumer — by removing barriers to its ability to more effectively target its customers with a full suite of integrated products and services.

•	More closely align Sprint’s capital structure with the company’s evolving integrated operational focus in view of increased convergence of wireless and wireline offerings throughout the telecommunications industry.

•	Maintain investor understanding of Sprint’s capital structure and financial performance and assure continued clarity of Sprint’s financial reporting.

• • •

I want to thank Stewart Turley, who retires from the Sprint Board at the 2004 Annual Meeting, for his years of service to Sprint. Since being named to the Board in 1980, Stew has witnessed firsthand the evolution of Sprint from a local telephone operator to an integrated communications leader offering a full range of local, long distance and wireless services. His extraordinary talent, depth of knowledge and breadth of business experience has served Sprint well, and I thank him for his years of dedicated service.

I thank you also for your participation in 2003, your commitment to our transformation efforts and your continued support of Sprint going forward.

Sincerely,

Gary Forsee

Chairman & Chief Executive Officer

Sprint

Page 6	Notice of 2004 Annual Meeting, Proxy Statement, and 2003 Form 10-K

SPRINT CORPORATION

6200 Sprint Parkway

Overland Park, Kansas 66251

Notice of Annual Meeting of Stockholders

Time:

10:00 a.m. (Central Daylight Time) on Tuesday, April 20, 2004

Place:

Overland Park Convention Center

6000 College Boulevard

Overland Park, Kansas 66211

A map showing the location of the meeting is printed on the back cover of this booklet.

Purpose:

•	To elect four Directors to serve for a term of one year

•	To ratify the appointment of KPMG LLP as our independent auditors for 2004

•	To vote on four Stockholder proposals if presented at the meeting

•	To conduct other business properly raised before the meeting and any adjournment or postponement of the meeting

Record Date:

You may vote if you were a Stockholder of record on February 20, 2004.

Proxy Voting:

Your vote is important. You may vote in one of three ways:

•	by calling the toll-free number on the enclosed proxy card

•	via the Internet using instructions on the proxy card

•	by signing, dating, and returning your proxy card in the enclosed envelope

Overland Park, Kansas	Claudia Toussaint
March 16, 2004	Vice President,
Corporate Governance and Ethics,
and Corporate Secretary

i

SPRINT CORPORATION

6200 Sprint Parkway

Overland Park, Kansas 66251

PROXY STATEMENT

These proxy materials are delivered in connection with the solicitation by the Board of Directors of Sprint Corporation (Sprint) of proxies to be voted at our 2004 Annual Meeting of Stockholders to be held April 20, 2004. On March 16, 2004, we commenced mailing this proxy statement and the enclosed form of proxy to Stockholders entitled to vote at the meeting.

Stockholders entitled to vote

Stockholders of Sprint at the close of business on February 20, 2004, may vote at the meeting. As of that date the following shares were outstanding and entitled to vote:

Designation	Outstanding	Votes per share
Series 1 FON Stock (“FON Stock”)	906,059,121	1.0000
Series 1 PCS Stock (“PCS Stock”)	851,672,608.4110
Series 2 PCS Stock	184,745,330.0411
Preferred Stock—Seventh Series, Series 1 PCS underlying	123,314	26.7340
Preferred Stock—Seventh Series, Series 2 PCS underlying	123,452	2.6736

The relative voting power of Sprint’s different classes of voting stock is determined under formulas in Sprint’s Articles of Incorporation.

How to vote

You may vote by proxy or in person at the meeting. To vote by proxy, you may use one of the following methods if you are a registered holder (that is, you hold your stock in your own name):

•	Telephone voting, by dialing the toll-free number and following the instructions on your proxy card,

•	Via the Internet, by going to the web address www.proxyvote.com and following the instructions on the proxy card, or

•	Mail, by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

If your shares are held in “street name” by a broker or other nominee, you should check the voting form used by that firm to determine whether you may vote by telephone or Internet.

How proxies work

Giving your proxy means that you authorize us to vote your shares at the meeting in the manner you direct. If you sign, date, and return the enclosed proxy card but do not specify how to vote, we will vote your shares for the nominees for Directors designated below, for ratification of the appointment of Sprint’s new auditors, and against the Stockholder proposals.

How to revoke a proxy

You may revoke your proxy before it is voted at the meeting by:

•	voting again by telephone or on the Internet or completing a new proxy card with a later date—your latest vote will be counted,

•	filing an instrument of revocation with the Corporate Secretary of Sprint, or

•	voting in person at the meeting.

Voting by employees participating in Sprint’s Retirement Savings Plans

If you are a participant in Sprint’s Retirement Savings Plans, you are entitled to instruct the trustee, Fidelity Management Trust Company, how to vote the shares allocated to your account. Fidelity will vote those shares as you instruct on your proxy card. You will receive one proxy card that covers any shares held for you in your Retirement Savings Plan account, as well as any other shares registered in your own name.

If you do not instruct Fidelity how to vote your shares, the Retirement Savings Plans provide for Fidelity to vote your shares in the same proportion as the shares for which it receives instructions from all other participants. To allow sufficient time for Fidelity to vote, your voting instructions must be received by Fidelity by April 15, 2004.

Required vote

In order to carry on the business of the meeting, we must have a quorum. A quorum requires the presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting. We count abstentions and broker “non-votes” as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when you fail to provide voting instructions to your broker for shares you hold in “street name.” Under those circumstances, your broker may be authorized to vote for you on some routine items but is prohibited from voting on other items. Those items for which your broker cannot vote result in broker “non-votes.”

The four nominees for Director receiving the greatest number of votes at the meeting will be elected as Directors. Abstentions and broker “non-votes” are not counted for this purpose.

For all other matters to be voted upon at the meeting, the affirmative vote of a majority of votes cast in person or by proxy, and entitled to vote on the matter, is necessary for approval. For this purpose, if you vote to “abstain” from voting on a proposal, your shares will be treated as present and will have the same effect as if you voted against the proposal. Broker “non-votes,” however, are not counted as cast for this purpose and have no effect on the outcome of the vote.

Costs of proxy solicitation

We will pay the expenses of soliciting proxies. In addition to solicitation by mail, our officers may solicit proxies in person or by telephone. We have hired D. F. King & Co. to assist us in soliciting proxies for an anticipated fee of $8,500 plus out-of-pocket expenses.

Delivery of proxy materials to households where two or more Stockholders reside

Securities and Exchange Commission (SEC) rules allow us to deliver a single copy of an annual report, proxy statement, prospectus, or information statement to any household where two or more Stockholders reside if we believe the Stockholders are members of the same family. This rule benefits you by reducing the volume of duplicate information you receive at your household. It also benefits Sprint by reducing our printing and mailing costs.

We mailed your household a single set of proxy materials this year unless you provided instructions to the contrary in response to a notice previously mailed to you. However, we mailed each Stockholder in your household a separate proxy card or voting instruction form. If you prefer to receive your own copy of the proxy materials for this year’s Annual Meeting, please request a duplicate set by writing to Sprint Shareholder Relations, 6200 Sprint Parkway, Mailstop: KSOPHF0302-3B206, Overland Park, KS 66251 or by calling 1-800-259-3755 (option 4).

If you prefer to receive your own copy of proxy materials in the future, and you are a registered holder, please contact Sprint Shareholder Relations. If a broker or other nominee holds your shares, you may instruct your broker to send duplicate mailings by following the instructions on your voting instruction form or by contacting your broker.

If you share a household address with another Stockholder, and you received duplicate mailings of the proxy materials this year, you may request that your household receive a single set of proxy materials in the future. If you are a registered holder, please contact Sprint Shareholder Relations. If a broker or other nominee holds your shares, follow the instructions on your voting instruction form or contact your broker.

If you hold some Sprint shares as a registered holder or through Sprint’s Retirement Savings Plan, and other Sprint shares in the name of a broker or other nominee, we must send you proxy materials for each account. To avoid receiving duplicate sets of proxy materials, you may consolidate accounts or consent to electronic delivery as described in the following section.

Viewing the proxy materials on-line

We are able to distribute the annual report and proxy statement to you in a fast and efficient manner via the Internet. This reduces the amount of paper delivered to your address and eliminates the cost of sending these documents by mail. You may elect to view all future annual reports and proxy statements on the Internet instead of receiving them by mail. To make this election follow the instructions after you vote via the Internet.

Shareholders who have enrolled for electronic delivery receive an e-mail notice of shareholder meetings. The e-mail will provide links to Sprint’s annual report and proxy statement. These documents are in PDF format so you will need Adobe Acrobat® Reader to view them on-line. The e-mail will also provide a link to a voting web site and a control number to use to vote via the Internet.

Confidential voting policy

Your individual vote is kept confidential from our Directors, officers, and employees except for certain specific and limited exceptions. One exception occurs if you write opinions or comments on your proxy card. In that case, a copy of your proxy card is sent to us.

Attending the meeting

The Annual Meeting may be attended by Sprint Stockholders, their guests and persons holding proxies from Stockholders. Seating, however, is limited and it will be available on a first-come, first-served basis. If you hold your shares in the name of a broker or other nominee, and you plan to attend the meeting, please bring proof of ownership with you to the meeting. A brokerage account statement showing that you owned voting stock of Sprint on February 20, 2004, is acceptable proof. If you are a registered holder, no proof is required.

Audio Webcast of annual meeting

Sprint’s 2004 Annual Meeting will be webcast at 10:00 a.m. on April 20, 2004. If you have internet access, you can access the webcast at www.sprint.com/sprint/ir/annual. A replay of the webcast will be available through the end of April.

Please note that you will not be able to vote your shares or submit questions or proposals via the webcast. If you plan to view the webcast, please submit your vote using one of the methods described above on page 1 prior to the meeting.

Stockholder proposals for next year

Sprint’s bylaws provide that the Annual Meeting of Stockholders is to be held on the third Tuesday in April of each year unless the Board of Directors sets a different date. In 2005, the third Tuesday falls on April 19.

We anticipate mailing our proxy materials for next year’s Annual Meeting on or about March 15, 2005. Based on that schedule, the deadline for submitting Stockholder proposals to be included in the proxy statement for that meeting is November 15, 2004. If you intend to submit such a proposal, it must be received by Sprint’s Corporate Secretary at 6200 Sprint Parkway, Mailstop KSOPHF0302-3B679, Overland Park, Kansas 66251, no later than that date.

If you intend to submit a matter for consideration at next year’s meeting, other than by submitting a proposal to be included in our proxy statement, you must give timely notice according to Sprint’s bylaws. Those bylaws provide that, to be timely, your notice must be received by Sprint’s Corporate Secretary at 6200 Sprint Parkway, Mailstop KSOPHF0302-3B679, Overland Park, Kansas 66251, between November 21, 2004 and December 21, 2004. For each matter you intend to bring before the meeting, your notice must include a brief description of the business you wish to be considered, the reasons for conducting that business at the meeting, and any material interest you have in that business. The notice must also include your name, address, and the class and number of shares of Sprint stock that you own.

Security ownership of certain beneficial owners

The following table provides information about the only known beneficial owners of more than five percent of each class of Sprint’s outstanding voting stock as of February 20, 2004, except as otherwise provided in Footnote 9:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Series	Percent of Class		Percent of Sprint Voting Power
FON common stock	AXAAssurances I.A.R.D. Mutuelle(1)	66,381,137 shares(9)	Series 1	7.3	%(9)	5.2%
	BarclaysGlobal Investors, NA(2)	74,930,202 shares(9)	Series 1	8.3	%(9)	5.9%
	CapitalResearch and Management Company(3)	111,551,400 shares(9)	Series 1	12.3	%(9)	8.8%
	CapitalGroup International, Inc.(4)	47,256,050 shares(9)	Series 1	5.2	%(9)	3.7%
	Morgan Stanley(5)	45,549,024 shares(9)	Series 1	5.0	%(9)	3.6%
PCS common stock	AXAAssurances I.A.R.D. Mutuelle(1)	121,045,974 shares(9)	Series 1	11.7	%(9)	3.9%
	CapitalResearch and Management Company(3)	75,418,780 shares(9)	Series 1	7.2	%(9)	2.4%
	CapitalGroup International, Inc.(4)	96,214,710 shares(9)	Series 1	9.3	%(9)	3.1%
	LibertyMedia Corporation(6)	164,410,358 shares	Series 2	15.9%		0.5%
Preferred stock	Comcast Corporation(7)	61,726 shares	Series 7	25%		0.0%
	CoxCommunications, Inc.(8)	61,726 shares	Series 7	25%		0.0%
	LibertyMedia Corporation(6)	123,314 shares	Series 7	50%		0.3%

(1)	AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D Mutuelle, and AXA Assurances Vie Mutuelle, each a company organized in France and located at 370, rue Saint Honore, 75001 Paris, France, and AXA Courtage Assurance Mutuelle, a company organized in France and located at 26, rue Louis le Grand, 75002 Paris, France, collectively control AXA, a company organized in France and located at 25, avenue Matignon, 75008 Paris, France. AXA owns AXA Financial, Inc., a Delaware corporation located at 1290 Avenue of the Americas, New York, New York 10104, which is the parent holding company of Alliance Capital Management L.P., an investment adviser and The Equitable Life Assurance Society of the United States, an insurance company and an investment adviser, which may be deemed to have the power to vote and/or dispose of shares of PCS Stock. In addition, AXA is the parent holding company of AXA Investment Managers Den Haag and AXA Rosenberg Investment Management LLC, which may be deemed to have the power to vote and/or dispose of shares of FON Stock and/or PCS Stock.

(2)	Barclays Global Investors, NA, and Barclays Global Fund Advisors, US companies located at 45 Fremont Street, San Francisco, CA 94105, and Barclays Global Investors, LTD, a UK company located at Murray House, 1 Royal Mint Court, London, EC3N 4HH. These entities are affiliated with the following companies that may be deemed to have the power to vote and/or dispose of shares of FON Stock: Barclays Global Investors Japan Trust and Banking Company Limited; Barclays Life Assurance Company Limited; Barclays Bank PLC; Barclays Capital Securities Limited; Barclays Capital Inc.; Barclays Private Bank & Trust (Isle Of Man) Limited; Barclays Private Bank and Trust (Jersey) Limited; Barclays Bank Trust Company Limited; Barclays Bank (Suisse) SA; and Barclays Private Bank Limited.

(3)	Capital Research and Management Company, a Delaware company located at 333 South Hope Street, Los Angeles, California 90071, acts as investment adviser to various investment companies with the power to vote and/or dispose of shares of PCS Stock and FON Stock. The shares of PCS Stock reported include 13,469,280 shares of PCS Stock issuable with respect to 13,200,000 of Sprint’s equity units in the third quarter of 2004.

(4)	Capital Group International, Inc., a California corporation located at 11100 Santa Monica Boulevard, Los Angeles, California 90025, is the parent holding company of the following wholly-owned subsidiaries with the power to vote and/or dispose of shares of PCS Stock and/or FON Stock: Capital Guardian Trust Company, a bank and an investment adviser; Capital International Research and Management, Inc., d.b.a. Capital International, Inc.; Capital International S.A and Capital International Limited. Shares of PCS Stock reported by Capital Group International, Inc. include 158,830 shares resulting from the assumed conversion of $6,921,000 principal amount of the Liberty Media 144A 4.0% Convertible Debentures; and includes 12,160 shares of the $530,000 principal amount of the Liberty Media 4.0% Convertible Notes, both due November 15, 2029.

(5)	Morgan Stanley, a Delaware corporation located at 1585 Broadway, New York, New York 10036, is a parent holding company and the indirect beneficial owner of securities held by one of its business units.

(6)	Liberty Media Corporation, a Delaware corporation located at 12300 Liberty Boulevard, Englewood, Colorado 80112, and certain of its consolidated subsidiaries collectively are the beneficial owners of shares of PCS Stock and certain other instruments convertible into shares of PCS Stock. The shares of preferred stock reported are convertible into 8,021,309 shares of PCS Stock, constituting 0.8% of the outstanding PCS common stock, upon the election of Liberty Media Corporation.

(7)	Comcast Corporation, a Pennsylvania corporation, is located at 1500 Market Street, Philadelphia, Pennsylvania 19102. The shares of preferred stock reported are convertible into 4,015,143 shares of PCS Stock, constituting 0.4% of the outstanding PCS common stock, upon the election of Comcast Communications.

(8)	Cox Communications, Inc., is a Delaware corporation located at 1400 Lake Hearn Drive, N.E., Atlanta, Georgia 30319. The shares of preferred stock reported are convertible into 4,015,143 shares of PCS Stock, constituting 0.4% of the outstanding PCS common stock, upon the election of Cox Communications.

(9)	Amount based solely on Schedules 13G received by Sprint as of the reporting date of the schedule.

Security ownership of Directors and executive officers

The following table states the number of shares of Sprint’s common stock beneficially owned, as of December 31, 2003, by each current Director, by each executive officer named in the “Summary Compensation Table,” and by all Directors and executive officers as a group. Including shares covered by options exercisable within 60 days, Mr. Esrey, Sprint’s former chairman and chief executive officer, beneficially owned 1.4% of the outstanding shares of FON common stock. However, excluding shares covered by options that were not in-the-money on December 31, 2003, Mr. Esrey owned 0.3% of the outstanding FON common stock. Other than Mr. Esrey, no individual Director or executive officer owned more than one percent of the outstanding shares of FON common stock or one percent of the outstanding shares of PCS common stock. As a group the listed individuals owned 2.7% of the outstanding FON common stock and 1.1% of the outstanding PCS common stock. Except as otherwise indicated, each individual named has sole investment and voting power with respect to the securities shown.

	FON Stock				PCS Stock
Name	Shares Owned		Shares Covered By Exercisable Options (1)	Shares Represented By Restricted Stock Units (2)	Shares Owned		Shares Covered By Exercisable Options (1)	Shares Represented By Restricted Stock Units (2)
DuBose Ausley	16,917		41,376	3,766	8,150		21,809	3,675
Gordon M. Bethune	0		0	0	0		0	0
Robert J. Dellinger	4,960		25,350	169,322	20,451		25,350	163,500
E. Linn Draper, Jr.	0		0	0	0		0	0
Gary D. Forsee	0		0	811,029	31,377		0	799,300
Michael B. Fuller	308,109		1,085,719	47,845	387,579		453,897	46,200
Deborah A. Henretta	0		0	0	0		0	0
Irvine O. Hockaday, Jr.	11,589		27,376	3,766	49,777		18,251	3,675
Howard E. Janzen	0		0	29,589	0		0	28,875
Len J. Lauer	111,796		552,865	228,097	121,951		338,738	221,200
Linda Koch Lorimer	19,740		45,088	3,766	39,900		27,107	3,675
Charles E. Rice	42,763		45,088	3,766	33,357		27,107	3,675
Louis W. Smith	11,074		17,376	3,766	2,661		13,251	3,675
Gerald L. Storch	0		0	0	0		0	0
Stewart Turley	20,000		45,088	3,766	10,390		27,107	3,675
William T. Esrey	2,664,649	(3)	10,034,683	0	1,650,654	(4)	6,092,640	0
Ronald T. LeMay	1,695,748		5,661,380	0	1,835,043		2,961,967	0
All Directors and executive officers as a group (26 persons)	5,156,895	(3)	19,182,958	1,406,193	4,428,721	(4)	11,062,120	1,376,880

(1)	These are shares that may be acquired upon the exercise of stock options exercisable, or restricted stock units to be delivered, on or within sixty days after December 31, 2003, under Sprint’s 1997 Long-Term Stock Incentive Program.

(2)	These are unvested restricted stock units for which Sprint will issue the underlying shares of FON Stock or PCS Stock after the units vest. There are no voting rights with respect to these units. These amounts do not include any 2004 restricted stock unit awards, including awards for Outside Directors.

(3)	Includes shares held by or for the benefit of family members in which beneficial ownership has been disclaimed: 33,666 shares held in trust for Mr. Esrey’s children.

(4)	Includes shares held by or for the benefit of family members in which beneficial ownership has been disclaimed: 13,388 shares held in trust for Mr. Esrey’s children.

Section 16(a) beneficial ownership reporting compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Sprint’s Directors and executive officers to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Sprint’s common stock and other equity securities of Sprint. Directors and executive officers are required by SEC regulations to furnish Sprint with copies of all Section 16(a) reports they file.

To Sprint’s knowledge, based solely on review of the copies of these reports furnished to Sprint and written representations that no other reports were required, during 2003 all Section 16(a) filing requirements applicable to its Directors and executive officers were complied with, except for failure to report timely on Forms 4 an exercise of employee stock options covering shares of FON common stock and shares of PCS common stock by John P. Meyer, Senior Vice President and Controller. This failure was inadvertent and, as soon as the oversight was discovered, the forms were promptly filed.

As more fully described under “Compensation of Directors” above, Ms. Lorimer and Messrs. Hockaday, Rice, and Michael Sears, who served as a Director from May 9, 2003 until November 25, 2003, elected to purchase shares of FON Stock and PCS Stock using their Directors’ fees and to defer their receipt by having those shares placed in a trust. In 2003, Forms 4 were timely filed at the end of each quarter when Directors’ fees were actually paid and shares were actually purchased covering all three months in each quarter. However, the following Forms 4 to report the mere technical accrual of fees in the first two months of each quarter with which shares were to be purchased at the end of each quarter inadvertently were not filed timely: eight for Mr. Hockaday, 16 each for Ms. Lorimer and Mr. Rice and six for Mr. Sears. Because the Forms 4 filed at the end of each quarter covered all three months in a particular quarter, no additional Form 4 filings were or are now required.

I.   ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

The Board of Directors of Sprint was previously divided into three classes, with the term of office of each class ending in successive years. In 2003, Sprint amended its Articles of Incorporation to require that each Director elected at or after the 2004 Annual Meeting would be elected for a one-year term. Directors elected before the 2004 Annual Meeting (including Directors appointed by the Board to fill a vacancy) will serve the full duration of their existing three-year terms. The terms of the Directors formerly in Class III expire with this meeting. Each of the four nominees, if elected, will serve one year until the 2005 Annual Meeting and until a successor has been elected and qualified. The Directors in Class I will continue in office until the 2005 Annual Meeting and the Directors in Class II will continue in office until the 2006 Annual Meeting.

The persons named in the accompanying proxy will vote your shares for the election of the nominees named below unless you direct otherwise. Each nominee has consented to be named and to continue to serve if elected. If any of the nominees become unavailable for election for any reason, the proxies will be voted for the other nominees and for any substitutes.

Nominees for Director

The following information is given with respect to the nominees for election. Stewart Turley, a Director of Sprint since 1980, will retire at the Annual Meeting.

Nominees to Serve Until 2005 Annual Meeting

Gordon M. Bethune, age 62. Chairman and Chief Executive Officer of Continental Airlines, Inc., an international commercial airline company, Houston, Texas, since September 1996. He is also a director of Honeywell International Inc., and ExpressJet Holdings, Inc.

Dr. E. Linn Draper, Jr., age 62. Retired Chairman of American Electric Power Co. Inc., a public utility holding company, Columbus, Ohio. He has also served as President of Ohio Valley Electric Corporation, an electric utility company, Piketon, Ohio, and its subsidiary, Indiana-Kentucky Electric Corporation, since 1992. He served as Chairman, President and Chief Executive Officer of American Electric Power Co. Inc. and all of its major subsidiaries from 1993 until December 31, 2003 and as Chairman until February 24, 2004. He has been a Director of Sprint since December 2003.

Deborah A. Henretta, age 42. Vice President of Procter & Gamble, a producer of personal and household products, Cincinnati, Ohio, since 1999 and President of Global Baby Care for Procter & Gamble since 2001. Before becoming President of Global Baby Care, she had been the General Manager of Global Baby Care since 1999.

Linda Koch Lorimer, age 51. Vice President and Secretary of the University, Yale University, New Haven, Connecticut. She is a director of McGraw-Hill, Inc., and Yale-New Haven Hospital and a trustee of Hollins University. Before becoming Vice President and Secretary of Yale University in 1993, Ms. Lorimer was President of Randolph-Macon Woman’s College for more than six years. She has served as the President of the Board of the American Association of Colleges and Universities and as Vice Chair of The Center for Creative Leadership. She has been a Director of Sprint since 1993.

Directors continuing in office

The following information is given with respect to the Directors who are not nominees for election at this meeting.

Class I—Serving Until 2005 Annual Meeting

DuBose Ausley, age 66. Employee of Ausley & McMullen, a law firm, Tallahassee, Florida, where he was Chairman from 1996 to June 2002. He is a director of Capital City Bank Group, Inc., Tampa Electric Co., Inc., TECO Energy, Inc., and Blue Cross and Blue Shield of Florida, Inc. He was also Chairman of the Capital City Bank Group, Inc. from 1982 to 2003. Mr. Ausley has been a Director of Sprint since 1993.

Irvine O. Hockaday, Jr., age 67. Retired President and Chief Executive Officer of Hallmark Cards, Inc., a manufacturer of greeting cards, Kansas City, Missouri. He is a director of Aquila, Inc., Crown Media Holdings, Inc., Dow Jones, Inc., Ford Motor Company, and Estee Lauder, Inc. Mr. Hockaday served as President and Chief Executive Officer of Hallmark Cards, Inc. from 1985 to 2001. He has been a Director of Sprint since 1997, and is Sprint’s Lead Independent Director.

Gerald L. Storch, age 46. Vice Chairman of Target Corporation, a general merchandise retailer, Minneapolis, Minnesota. Before becoming Vice Chairman of Target in 2001, he was President of Target’s Financial Services and New Businesses from 1998 to 2001. He has been a Director of Sprint since December 2003.

Class II—Serving Until 2006 Annual Meeting

Gary D. Forsee, age 53. Chairman and Chief Executive Officer of Sprint, Overland Park, Kansas. He is a director of Goodyear Tire & Rubber Co. Before becoming the Chief Executive Officer of Sprint in March 2003, Mr. Forsee served as Vice Chairman—Domestic Operations of BellSouth Corporation since January 2002, Chairman of Cingular Wireless since late 2001 and President of BellSouth International since 2000, before which he served as Executive Vice President and Chief Staff Officer beginning in 1999. Before joining BellSouth, Mr. Forsee served as President and Chief Executive Officer of Global One, a joint venture of Sprint, Deutsche Telekom and France Télécom, in Brussels, Belgium beginning in 1998. Before joining Global One, Mr. Forsee served as the President and Chief Operating Officer of Sprint’s Long Distance Division beginning in 1995. He has been a Director of Sprint since March 2003.

Charles E. Rice, age 68. Chairman of Mayport Venture Partners, LLC, and former Vice Chairman of Corporate Development, Bank of America Corporation, a bank holding company, from 1998 to 2001. He is a director of CSX Corporation, Bessemer Trust Company, and Post Properties, Inc. Before becoming Vice Chairman of Corporate Development of Bank of America Corporation, Mr. Rice was Chairman of NationsBank, Inc. from May 1998 to October 1998 and Chairman and Chief Executive Officer of Barnett Banks, Inc. from 1984 to 1998. He has been a Director of Sprint since 1975.

Louis W. Smith, age 61. Retired President and Chief Executive Officer of the Ewing Marion Kauffman Foundation, Kansas City, Missouri. He is a director of H & R Block, Inc. Before serving as President and Chief Executive Officer of the Ewing Marion Kauffman Foundation from 1997 until April 2002, he was President and Chief Operating Officer of the foundation beginning in 1995. He was President of Allied Signal Inc., Kansas City Division, from 1990 to 1995. He has been a Director of Sprint since 1999.

Compensation of Directors

Annual retainer and meeting fees. Directors who are not employees of Sprint (the Outside Directors) are each paid $50,000 annually plus additional retainers, as appropriate, and meeting fees. The chairperson of the Audit Committee receives an additional annual retainer of $10,000, and the chairperson of each other Board committee except the Executive Committee receives an additional annual retainer of $7,500. The Lead Independent Director receives an additional annual retainer of $75,000.

For each meeting attended, Sprint pays Outside Directors the following fees: (1) $1,500 for Board meetings, (2) $1,500 for committee meetings, (3) $1,500 for in-person meetings of Outside Directors, unless those meetings occur in connection with a Board meeting, and (4) $1,500 for in-person business meetings attended on Sprint’s behalf. Under the 1997 Long-Term Stock Incentive Program, Outside Directors can elect to use these fees to purchase shares of FON Stock and PCS Stock. They can also elect to have the purchased shares deferred and placed in a trust. Sprint also maintains the Directors’ Deferred Fee Plan under which Outside Directors may elect to defer all or some of their fees.

Outside Directors not eligible for benefits under the retirement plan described below receive units representing shares of FON Stock and PCS Stock credited to their accounts under the Director’s Deferred Fee Plan upon becoming a Director. Half of these units vest upon completion of five years of Board service and ten percent vest on each succeeding anniversary.

Restricted Stock Units. Each Outside Director serving on June 10, 2003 was awarded units representing 3,675 shares of restricted FON Stock and 3,675 shares of restricted PCS Stock. The awards vest one hundred percent on June 10, 2006. For the units of FON Stock, dividend equivalents are reinvested into additional restricted stock units which vest when the underlying units vest.

Retirement Benefits. Except as described in this paragraph, Sprint currently does not offer retirement benefits to Outside Directors. In 1982, Sprint adopted a retirement plan for its Outside Directors. Any Outside Director of Sprint who served five years as an Outside Director before 1996 is eligible to receive benefits under the plan. The retirement plan was amended in 1996 to eliminate the retirement benefit for any Outside Director who had not served five years as of the date of the amendment. An eligible Outside Director will receive monthly benefit payments equal to the monthly fee (not including meeting fees or additional retainers) being paid to Outside Directors at the time of the Outside Director’s retirement. The monthly retirement benefit would be $4,167 for any Outside Director retiring while the current $50,000 annual fee remains in effect. The number of monthly benefit payments to an Outside Director under the plan will equal the number of months served as an Outside Director, up to a maximum of 120 payments.

Other benefits. Outside Directors are provided with Sprint residential long distance service and Sprint PCS service limited to $6,000 in the aggregate per year. They are also provided with the use of two PCS handsets. The Directors are reimbursed for income taxes associated with these benefits. Outside Directors also may participate in Sprint’s charitable matching gifts program on the same terms as Sprint employees. Under that program in 2003, Sprint would match up to $10,000 a year in contributions by each Outside Director to an eligible institution or organization.

Corporate governance matters

Both the Board of Directors and Sprint’s management firmly embrace good and accountable corporate governance and believe that it can be a tangible competitive advantage. Since 2002, the Nominating and Corporate Governance Committee has been designing a comprehensive set of corporate governance initiatives. As part of this process, the committee and the Board have been comparing Sprint’s policies and practices to policies and practices suggested by various groups active in corporate governance and practices of other public companies. Among the governance enhancements that have been implemented primarily throughout 2003 are the following:

(1)	declassification of the Board;

(2)	adoption of strict independence standards for Directors, and an increase in the current proportion of independent Directors on the Board to 82 percent;

(3)	creation of a Lead Independent Director position, further described below;

(4)	creation in 2002 of a Nominating and Corporate Governance Committee composed entirely of independent Directors to focus on corporate governance matters;

(5)	creation and publication of Corporate Governance Guidelines and charters for all standing committees of the Board, which detail important aspects of Sprint’s governance policies and practices;

(6)	establishment of term limits for Outside Directors and limits on the number of other public company boards on which Sprint Directors can serve;

(7)	formalization of the existing practice of regular meetings of Outside Directors;

(8)	adoption of a policy that prohibits Sprint’s independent auditor from providing financial services to Audit Committee members in their individual capacity, executive officers, or officer-level employees in the Finance organization;

(9)	adoption of stock ownership guidelines for certain Sprint executives to hold shares or share equivalents of Sprint stock equal to five times base salary for the CEO and one to four times base salary for executives at the Vice President level and above;

(10)	adoption of stock ownership guidelines for Sprint’s Outside Directors to hold shares or share equivalents of Sprint stock in an amount equal to five times the annual retainer for Outside Directors; and

(11)	adoption of limits on payments made in any future severance agreement with any officer at the level of senior vice president or above.

Sprint values the views of its Stockholders. Consistent with this approach, Sprint’s Board has established a system to receive, track and respond to communications from Stockholders addressed to Sprint’s Board or to the Outside Directors. Any Stockholder who wishes to communicate with the Board or the Outside Directors may write to: Board Communications Designee, Mailstop KSOPHF0302-3B679, 6200 Sprint Parkway, Overland Park, KS 66251. The Board Communications Designee in the Office of the Corporate Secretary will review all communications and report them at regularly scheduled meetings of the Nominating and Corporate Governance Committee, the full Board or the Outside Directors, as appropriate. The Board Communications Designee will take additional action or respond to letters in accordance with instructions from the relevant Board source.

As detailed in Sprint’s Corporate Governance Guidelines, the Lead Independent Director has significant responsibilities and authority designed to facilitate the Board’s oversight of management and ensure the appropriate flow of information between the Board and management, including the following:

•	advise on Board meeting agendas and ensure that agenda items requested by the Outside Directors will be included on the agenda;

•	advise as to the quality, quantity, and timeliness of the flow of information from management and ensure that the Outside Directors receive any information they request;

•	coordinate, develop the agenda for, and chair meetings of the Outside Directors, of which no less than three must be held each year;

•	act as principal liaison between the Outside Directors and the CEO on sensitive issues and when necessary, ensure the full discussion of those issues at Board meetings;

•	advise regarding the evaluation of the CEO’s performance and, along with the chair of the Compensation Committee, meet with the CEO to discuss the Board’s evaluation; and

•	advise the Nominating and Corporate Governance Committee regarding the appointment of chairs and members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

A current copy of Sprint’s Corporate Governance Guidelines and the charters for all standing committees of the Board are available at www.sprint.com/governance. They may also be obtained by writing to Shareholder Relations, 6200 Sprint Parkway, Mailstop KSOPHF0302-3B206, Overland Park, Kansas 66251.

Independence of Directors

The Board has determined that the following Directors have no material relationship with Sprint and are independent using the definition described below: Mses. Lorimer and Henretta and Messrs. Bethune, Draper, Hockaday, Rice, Smith, Storch and Turley. Based on these standards, nine of the eleven members of the Board of Directors are independent Directors, and the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Capital Stock Committee are composed entirely of independent Directors.

The Board of Directors used the following definitions to determine Director independence: “affiliate” means any entity that controls, is controlled by or is under common control with Sprint, as evidenced by the power to elect a majority of the board of directors or comparable governing body of that entity; “excluded compensation” means director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service; and “immediate family” and “NYSE look-back period” have the meanings given those terms by Rule 303A(2) of the New York Stock Exchange.

A Director will not be independent unless the Board determines that the Director does not have a material relationship with Sprint, considering all relevant circumstances. A Director will not be independent if:

(a) during the preceding five years, the Director was employed by, or any of the Director’s immediate family members was employed as an executive officer by, Sprint or any of its affiliates;

(b) during the NYSE look-back period, the Director or any of the Director’s immediate family members received more than $100,000 per year in direct compensation from Sprint or any of its affiliates, other than excluded compensation;

(c) during the preceding five years, the Director was affiliated with or employed by, or any of the Director’s immediate family members was affiliated with or employed as an executive officer or in a professional capacity by, a present or former auditor of Sprint or any of its affiliates;

(d) during the preceding five years, the Director was part of an interlocking directorate in which an executive officer of Sprint serves on the compensation committee of the board of another company that concurrently employs the Director or any of the Director’s immediate family members as an executive officer;

(e) the Director is part of an interlocking directorate in which an executive officer of Sprint serves on the board of another company that concurrently employs the Director as an executive officer;

(f) during any of the preceding three years, the Director or an immediate family member accepted any payments (other than those arising solely from investments in Sprint’s securities) from Sprint or any of its affiliates in excess of $45,000, other than excluded compensation, other non-discretionary compensation or compensation arising out of a current employment relationship;

(g) the Director is an employee of, or any of the Director’s immediate family members is an executive officer of, any organization to which Sprint or any of its affiliates made, or from which Sprint or any of its affiliates received, payments (other than those arising solely from investments in Sprint’s securities) that during any of the preceding three years or any longer NYSE look-back period exceeded the greater of two percent of the recipient’s (i.e., Sprint’s or the other organization’s) consolidated gross revenues or $1,000,000; provided, however, that a Director who is an executive officer of an organization is subject to a $200,000 rather than a $1,000,000 threshold during any of the preceding three years; or

(h) the Director is a partner in or controlling shareholder of any organization to which Sprint or any of its affiliates made, or from which Sprint or any of its affiliates received, payments (other than those arising solely from investments in Sprint’s securities) that during any of the preceding three years exceeded the greater of three percent of the recipient’s (i.e., Sprint’s or the other organization’s) consolidated gross revenues or $200,000.

If the Board determines that a Director who does not meet the standards in subsections (b), (e), (f) or (h) or does not meet the $200,000 threshold standard in subsection (g) is nevertheless independent, the Board will disclose a specific explanation of its determination in Sprint’s annual proxy statement. In no event will the Board make this determination with respect to (e), (f), (g) and (h) for a Director for more than two consecutive years.

Certain relationships and other transactions

Mr. Ausley, one of Sprint’s Outside Directors, is an attorney and former chairman at the law firm of Ausley & McMullen. In 2003, Ausley & McMullen billed Sprint $426,386 for legal services provided to certain affiliates, mainly in the areas of regulatory and litigation-related advice given primarily to the Local Telecommunications Division. Mr. Daniel M. Ausley, the son of Mr. Ausley, owns directly or indirectly a 50 percent interest in four entities that lease space on cellular telephone towers to numerous wireless providers including Sprint’s PCS division. In 2003, Sprint paid an aggregate of $214,260 to these entities.

Dwayne Smith, the son of Mr. Smith, one of Sprint’s Outside Directors, is a Product Manager, and in 2003 he received $67,067 in salary and other compensation. Dwayne Smith’s employment at Sprint preceded his father’s election to the Board. William Esrey, Jr., the son of Mr. Esrey, who was Sprint’s Chairman until May 12, 2003 and Sprint’s Chief Executive Officer until March 18, 2003, is a Vice President, Emerging & Mid-Markets, and in 2003 he received $225,762 in salary and other compensation. William Esrey, Jr. became employed with Sprint when Sprint acquired sole control of Sprint PCS in 1998. The compensation provided to these individuals is consistent with that provided to other employees with equivalent responsibilities at Sprint.

Board committees and Director meetings

Board Meetings. During 2003, the Board held six regular meetings and seven special meetings. The Board of Directors has an Audit Committee, a Capital Stock Committee, a Compensation Committee, an Executive Committee and a Nominating and Corporate Governance Committee. Directors are expected to devote sufficient time to properly prepare for and attend meetings of the Board, its committees and executive sessions, and to attend the Annual Meeting of Stockholders. All Directors attended at least 75% of the meetings of the Board and Board committees on which they served during 2003, and seven of the eight Directors who served on the Board at the time of the 2003 Annual Meeting attended the Annual Meeting.

Meetings of Outside Directors. In addition to Board and committee meetings, the Outside Directors frequently met in 2003, including in connection with each of the six regularly scheduled Board meetings, without management present.

The Audit Committee. The primary function of the Audit Committee is to advise and assist the Board in fulfilling its oversight responsibilities to the investment community, including current and potential Stockholders. The Audit Committee’s purpose includes assisting Board oversight of the integrity of Sprint’s financial statements, Sprint’s compliance with legal and regulatory requirements, and the performance of Sprint’s internal audit function and ethics and compliance function. The Audit Committee also has sole responsibility for the appointment, compensation and oversight of the independent auditors. The committee’s principal responsibilities in serving these functions are described in the Audit Committee charter that was adopted by Sprint’s Board of Directors.

Current copies of the Audit Committee charter and Sprint’s code of ethics, The Sprint Principles of Business Conduct, which apply to all employees and Directors of Sprint and its subsidiaries and both of which comply with the Sarbanes-Oxley Act and the New York Stock Exchange corporate governance standards, are available at www.sprint.com/governance. Copies of the Audit Committee charter and The Sprint Principles of Business Conduct may also be obtained by writing to Shareholder Relations, 6200 Sprint Parkway, Mailstop KSOPHF0302-3B206, Overland Park, Kansas 66251.

If Sprint amends any provision of its ethics code that is required under the New York Stock Exchange corporate governance standards or the Sarbanes-Oxley Act, or if a waiver of such a provision is granted to a Director or an executive officer, the notice of such amendment (other than technical, administrative and other non-substantive amendments) or waiver will be posted on Sprint’s website at www.sprint.com/governance. While the Board or the Audit Committee may consider a waiver for an executive officer or Director, Sprint does not expect to grant such waivers.

The Chairman of the Audit Committee is Mr. Rice. In 2003, the other members were Ms. Lorimer and Mr. Smith, and in February 2004, Dr. Draper was appointed as an additional member but he did not participate in the preparation of the “Audit Committee report” below because he was not a member of the Audit Committee in 2003. Each of the members is financially literate, independent and able to devote sufficient time to serving on the Audit Committee. The Board has determined that Mr. Rice possesses the qualifications of an audit committee financial expert as defined in the Sarbanes-Oxley Act. The independence determination has been made by the Board under the New York Stock Exchange corporate governance standards and the Sarbanes-Oxley Act applicable to Audit Committee members. The Audit Committee met fifteen times in 2003.

The Capital Stock Committee. The Capital Stock Committee’s role is to interpret, make determinations under, and oversee the implementation of the Policy Statement Regarding Tracking Stock Matters. This policy provides generally that all material matters as to which the holders of FON Stock and the holders of PCS Stock may have potentially divergent interests will be resolved in a manner that the Board determines to be in the best interests of Sprint and all of its common Stockholders. In making this determination, the Board will give fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of Sprint’s common stock. Current copies of the charter for the Capital Stock Committee and the Policy Statement Regarding Tracking Stock Matters are available at www.sprint.com/governance. Copies of the charter for the Capital Stock Committee and the Policy may also be obtained by writing to Sprint Shareholder Relations, 6200 Sprint Parkway, Mailstop KSOPHF0302-3B206, Overland Park, Kansas 66251.

Based on the recommendation of the Capital Stock Committee, Sprint announced on February 29, 2004 that the Board had determined that the best interests of all of Sprint’s Stockholders would best be served by recombining Sprint’s tracking stocks and returning to a single common stock. As a result, the PCS common stock will be eliminated and each share of PCS common stock will convert automatically into .50 shares of FON common stock on April 23, 2004.

The Chairman of the Capital Stock Committee is Mr. Hockaday. The other members are Ms. Lorimer and Mr. Smith. The Capital Stock Committee met five times in 2003.

The Compensation Committee. The principal responsibilities of the Compensation Committee include: (a) evaluating the performance of the Chief Executive Officer and reviewing management’s assessment of the performance of principal senior executive officers; (b) setting the base salary, incentive compensation and other benefits for the Chief Executive Officer and other principal senior executive officers; (c) approving and making recommendations to the Board with respect to incentive-compensation plans and equity-based compensation plans, including any amendments; (d) reviewing executive compensation disclosures made in Sprint’s annual report and proxy statement; (e) determining, approving and ratifying awards under incentive compensation and equity-based compensation plans, and reviewing and monitoring awards under such plans; (f) annually reviewing with management plans for orderly development and succession of senior executive officers; and (g) annually reviewing compliance with Sprint’s executive stock ownership guidelines.

The Chairman of the Compensation Committee is Mr. Turley, who will be retiring from Sprint’s Board in April 2004. In 2003, the other members were Messrs. Hockaday and Rice, and in February 2004, Mr. Storch was appointed as an additional member but he did not participate in the preparation of the “Compensation Committee report” below because he was not a member of the Compensation Committee in 2003. The Compensation Committee met twelve times in 2003.

A current copy of the charter for the Compensation Committee is available at www.sprint.com/governance. It may also be obtained by writing to Sprint Shareholder Relations, 6200 Sprint Parkway, Mailstop KSOPHF0302-3B206, Overland Park, Kansas 66251.

The Executive Committee. The principal responsibility of the Executive Committee is to exercise powers of the Board on matters of an urgent nature that arise between regularly scheduled Board meetings.

The Chairman of the Executive Committee is Mr. Forsee. The other members are Mr. Hockaday, Ms. Lorimer, Mr. Rice, and Mr. Turley. The Executive Committee did not meet in 2003.

The Nominating and Corporate Governance Committee. The primary function of the Nominating and Corporate Governance Committee is to ensure that Sprint has effective corporate governance policies and procedures and an effective Board and Board review process. In fulfilling this function, the committee (a) assists the Board by identifying qualified candidates for director; (b) recommends to the Board nominees whose election at the next Annual Meeting of Stockholders will be recommended by the Board; (c) recommends to the Board nominees for each Board committee; (d) develops, reviews, and recommends to the Board for approval corporate governance guidelines for Sprint; (e) establishes director compensation policies; (f) oversees the Board evaluation process; (g) evaluates, at least once every three years, Sprint’s shareholder rights plan to determine whether it continues to be in the best interests of Sprint and its shareholders; and (h) annually reviews compliance with Sprint’s stock ownership guidelines for Outside Directors.

In evaluating prospective candidates or current Board members for nomination or re-nomination, the Nominating and Corporate Governance Committee considers the following: (1) character, including reputation for personal integrity and adherence to high ethical standards, (2) judgment, (3) knowledge and experience in leading a successful company, business unit or other institution, and (4) business acumen—all in the context of an assessment of the needs of the Board at that point in time. The Nominating and Corporate Governance Committee also considers a candidate’s or current Board member’s other board commitments or job responsibilities in assessing whether he or she would be able to devote the time and attention necessary to be an effective Director for Sprint.

The Nominating and Corporate Governance Committee reviews with the Board the appropriate characteristics and background needed for Directors. This review is undertaken not only in considering new candidates for Board membership, but also in determining whether to nominate existing Directors for another term. In consultation with the Chairman of the Board and Chief Executive Officer, the Committee determines the current director selection criteria, and conducts searches for prospective directors whose skills and attributes reflect these criteria. Final approvals of nominations are determined by the full Board.

To assist in the recruitment of new members to Sprint’s Board, the Nominating and Corporate Governance Committee employs a search firm. Messrs. Bethune, Draper, and Storch were selected by the Nominating and Corporate Governance Committee from the candidates recommended by the search firm. Ms. Henretta was identified as a candidate in our broad-based search for new board members. At the recommendation of a colleague of Ms. Henretta’s, Mr Forsee identified her to the search firm which then brought her to the attention of the Nominating and Corporate Governance Committee.

It is the policy of the Nominating and Corporate Governance Committee also to consider candidates recommended by Stockholders. Such recommendations should be sent to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, 6200 Sprint Parkway, Mailstop KSOPHF0302-3B679, Overland Park, Kansas, 66251. To be timely, your recommendation must be received by Sprint’s Corporate Secretary between November 21, 2004 and December 21, 2004. Your recommendation must include the following for each candidate you intend to recommend: (i) name, age, business address and residence address, (ii) principal occupation or employment, (iii) the class and number of shares of Sprint stock beneficially owned, (iv) any other information that is required by law to be disclosed in connection with solicitations of proxies for the election of directors and (v) any other information that Sprint may reasonably require. The notice must also include your name and address and the class and number of shares of Sprint stock that you own.

The Chairman of the Nominating and Corporate Governance Committee is Ms. Lorimer. In 2003, the other members were Messrs. Hockaday and Turley, and in February 2004, Dr. Draper was appointed as an additional member. The Nominating and Corporate Governance Committee met ten times in 2003.

A current copy of the charter for the Nominating and Corporate Governance Committee and the Corporate Governance Guidelines adopted by Sprint are available at www.sprint.com/governance. They may also be obtained by writing to Sprint Shareholder Relations, 6200 Sprint Parkway, Mailstop KSOPHF0302-3B206, Overland Park, Kansas 66251.

Audit Committee report

The Audit Committee of the Board, which is composed of independent Directors and has the principal responsibilities described on page 14 of this proxy statement, has furnished the following report:

The Audit Committee has reviewed and discussed Sprint’s audited consolidated financial statements with management. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (SAS 61—Communication with Audit Committees), as amended, relating to the auditors’ judgment about the quality of Sprint’s accounting principles, judgments and estimates, as applied in its financial reporting.

The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) that relates to the auditors’ independence from Sprint and its subsidiaries, and has discussed with the independent auditors their independence.

The Audit Committee met with management periodically during fiscal 2003 to consider the adequacy of Sprint’s internal controls and discussed these matters with Sprint’s independent auditors and with appropriate Sprint financial personnel. The Audit Committee also discussed with senior management and the independent auditors Sprint’s disclosure controls and procedures and the certifications by Sprint’s Chief Executive Officer and Chief Financial Officer, which are required by the Securities and Exchange Commission for certain of Sprint’s filings with the SEC. The Audit Committee met privately with the independent auditors, the internal auditors and other members of management, each of whom has unrestricted access to the Audit Committee.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in Sprint’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the SEC.

Charles E. Rice, Chairman

Linda Koch Lorimer

Louis W. Smith

Compensation Committee report on executive compensation

The Compensation Committee of the Board, is composed entirely of independent Directors and has the principal responsibilities described on page 15 of this proxy statement. The committee has the sole authority to retain compensation consultants to assist it regarding the compensation of the CEO and principal senior executive officers, and in 2003 did rely upon the advice of an independent compensation consultant and independent legal counsel with respect to the employment agreement of Mr. Forsee and the separation agreements of Messrs. Esrey and LeMay. The committee, has furnished the following report on executive compensation with respect to 2003:

Sprint’s compensation philosophy is to link, by using specific objectives, executives’ compensation to the short-term and long-term performance of Sprint so as to maximize long-term Stockholder value. Sprint’s executive compensation program consists of three elements: (1) base salary, (2) short-term incentive compensation, and (3) long-term incentive compensation (composed of stock options and restricted stock units). To develop a competitive compensation package, both base salary and total compensation (i.e., the sum of all three elements) are compared to market data from similarly sized companies in the telecommunications and high technology industries as well as other industries from surveys conducted by independent compensation consultants and from proxy data. The committee believes that the comparison groups accurately reflect the market in which Sprint competes for executive talent. Eight of the seventeen companies in the Dow Jones US Telecommunications Index, which are used in the Stock Performance Graph on page 29 of this Proxy Statement, are included in the comparison groups. The committee’s policy is to target compensation at the market median for similar positions within the comparison group. Executives may earn total compensation above the market median only when performance objectives are exceeded.

Section 162(m) of the Internal Revenue Code denies a tax deduction to any publicly held corporation, such as Sprint, for compensation in excess of $1 million paid in a year to any individual who, on the last day of that year, is the chief executive officer or among the other four highest compensated executive officers unless such compensation qualifies as performance-based under Section 162(m). It is Sprint’s policy to design its short-term incentive compensation plans and the stock option component of long-term incentive awards for the Named Officers in a manner so that such incentive compensation would be deductible under Section 162(m), although individual exceptions may occur. The committee believes that the interests of the Stockholders are best served by not restricting the committee’s discretion in developing compensation programs, even though such programs may result in certain non-deductible compensation expenses.

Chief Executive Officer Compensation. William T. Esrey, Chairman Emeritus, served as Chairman and Chief Executive Officer until March 18, 2003 and Chairman until May 12, 2003. Mr. Esrey’s compensation before his termination was governed by his Employment Agreement and Sprint’s severance obligations upon the termination of his employment are governed by his Separation Agreement, both of which were approved by the Board, upon recommendation of the Committee, in February 2001 and May 2003, respectively. In approving the terms of the Separation Agreement, the Committee considered, in addition to these existing contractual obligations, the Company’s desire to retain the benefit of Mr. Esrey’s knowledge of Sprint’s business and industry, and to retain Mr. Esrey to provide consulting services to the Company. The principal terms of the Separation Agreement are described under “Employment contracts” below.

Sprint appointed Gary D. Forsee as Chief Executive Officer on March 19, 2003, and Chairman and Chief Executive Officer on May 13, 2003. The principal terms of his employment arrangement are described under “Employment contracts” below. In approving the agreement, the Committee considered the compensation packages available for comparable positions, and the need to hire an executive with proven telecommunications experience, and strategic, financial and leadership skills to advance Sprint’s position in the marketplace. The Committee also considered the compensation and benefits Mr. Forsee forfeited upon his resignation from his former employer.

Base Salary. In 2003, the committee established base pay for all Named Officers taking into consideration the salaries of other executives within the comparison groups for the executives hired in 2003 and considered the executives’ performance during 2002 for all other executives. With respect to the 2002 performance, the committee exercised its judgment in evaluating the executives’ accomplishments during the year. Because of the reasons set forth above in recruiting Mr. Forsee, his base salary exceeds the median of the comparison group.

Short-Term Incentive Compensation. Sprint’s short-term incentive compensation (STIC) is a performance-driven annual incentive designed to promote the near term objectives of the organization. For the Named Officers, the material terms of the performance goals under STIC were approved by the Stockholders at the 2002 Annual Meeting.

Target incentive opportunity for STIC was based in 2003 on job level and potential impact on organization results. The STIC payout is based on the achievement of nine financial objectives—three for the Local Telecommunications Division (LTD), three for Global Markets (GMG), and three for Sprint PCS. For each objective, targets were established and compared to actual 2003 results. All STIC objectives are capped at a payout of 200%.

•	The objectives for the LTD related to improvement in economic value added (EVA) (50% weighting), net revenue growth relative to industry growth (30%), and operating cash flow (20%). Actual results exceeded target on a weighted average basis.

•	The objectives for the GMG related to improvement in EVA (50% weighting), net revenue (30%) and operating cash flow (20%). Actual results exceeded target on a weighted average basis.

•	The objectives for Sprint PCS related to improvement in EVA (50% weighting), net service revenue growth relative to industry growth (30%), and free cash flow (20%). Actual results exceeded target on a weighted average basis.

The weighting assigned to a particular executive among the LTD, GMG, and Sprint PCS objectives depended on the executive’s responsibilities with Sprint. The entire STIC payout for the Named Officers was based on the achievement of a combination of these financial objectives. The STIC payout for other executive officers was based on the achievement of financial and personal objectives.

Mr. Forsee’s STIC payout was based on the financial results described above using the following relative weights for objectives: 33% for LTD, 33% for GMG, and 34% for Sprint PCS. Based on these factors, Mr. Forsee and the other executive officers earned STIC payouts that exceeded target.

Long-Term Incentive Compensation. Sprint’s long-term incentive compensation (LTIC) is designed to promote the long-term objectives of the organization. Target incentive opportunity for LTIC was based in 2003 on job level. The target incentive opportunity was converted to stock options and restricted stock units. Except for executives hired in 2003, the committee considered individual performance in determining 2003 option and restricted stock unit awards, and did not consider the number of stock options or restricted shares already held by an executive. Total LTIC has been targeted at the market median of the comparison group. The Board believes that granting options and other stock awards to officers and other key employees enhances Sprint’s ability to attract, retain and provide incentives to individuals of exceptional talent necessary for its continued success.

The Board also believes executive ownership of a meaningful financial stake in the company serves to align executives’ interests with shareholder interests. Consequently, in 2003, the Board established executive stock ownership guidelines that require certain executives to hold shares or share equivalents of Sprint stock equal to five times base salary for the CEO and one to four times base salary for executives at the Vice President level and above. Each executive is expected to meet this ownership level by the later of December 31, 2008 and the fifth anniversary of becoming an executive. During 2003, a special retention award of restricted stock units was made to Messrs. Dellinger and Lauer.

Stewart Turley, Chairman

Irvine O. Hockaday, Jr.

Charles E. Rice

Summary compensation table

The following table reflects the cash and non-cash compensation for services in all capacities to Sprint by each person who served as the chief executive officer of Sprint during 2003, the next four most highly compensated executive officers serving as of December 31, 2003, and one other former executive officer of Sprint (the Named Officers):

Summary Compensation Table

	Annual Compensation					Long-Term Compensation
						Awards
							Securities Underlying Options (#)
						Restricted
				Other Annual		Stock			All Other
Name and		Salary	Bonus	Compensation		Award(s)			Compensa-
Principal Position	Year	($)(1)	($)(1)	($)		($)(2)	FON PCS		tion ($)(3)
Gary D. Forsee (4)	2003	813,410	2,532,206	162,117	(5)	12,844,751	1,432,200	1,432,200	93,474
Chairman and Chief
Executive Officer

Robert Dellinger (6)	2003	511,343	603,503	2,968		2,656,875	215,000	215,000	9,411
Executive Vice President-Chief Financial Officer	2002	272,988	375,789	16,837		0	130,650	130,650	32,030

Michael B. Fuller	2003	641,705	581,034	7,339		750,750	258,000	258,000	19,816
President-Local	2002	518,453	729,133	7,658		1,564,800	315,182	315,182	10,639
Telecommunications Division	2001	447,751	0	13,187		0	453,992	268,063	18,401

Howard J. Janzen (7)	2003	308,813	642,580	29,072		449,873	161,250	161,250	55,015
President-Global Markets Division

Len J. Lauer	2003	652,318	625,808	8,974		3,810,000	261,300	261,300	9,000
President and Chief Operating Officer,	2002	456,441	307,014	10,026		1,564,800	299,723	290,305	7,468
President-Sprint PCS	2001	389,081	0	13,645		387,558	355,811	213,324	5,100

Former Executive Officers
William T. Esrey (8)	2003	2,572,796	895,833	289,286	(9)	0	0	0	4,979,735
Former Chairman and	2002	1,100,000	919,937	172,822		0	416,333	375,836	87,534
Chief Executive Officer	2001	1,075,000	213,020	153,623		0	2,385,055	2,385,055	81,126

Ronald T. LeMay (10)	2003	1,904,350	322,500	267,171	(11)	0	0	0	3,436,200
Former President and	2002	988,076	645,823	120,525		0	264,834	240,536	8,250
Chief Operating Officer	2001	951,525	148,541	138,696		0	2,048,821	2,048,821	5,100

(1)	Includes all amounts earned for the respective years, even if deferred under Sprint’s Executive Deferred Compensation Plan, and $500,000 paid to Mr. Forsee as reimbursement for a forfeited bonus from his former employer. Except for that amount, all bonuses were paid under Sprint’s short-term incentive plans. For Messrs. Esrey and LeMay, salary includes consulting fees paid in 2003 under separation agreements as described in “Employment contracts” below.

(2)	As of December 31, 2003, the Named Officers held restricted stock or restricted stock units of FON Stock and PCS Stock as set forth in the following table. The market value of the shares is based on a value of $16.42 per share for FON Stock and $5.62 per share for PCS Stock (the closing price at December 31, 2003).

	FON Stock			PCS Stock
	Number of shares			Number of shares
	RSUs	Restricted Stock	Value	RSUs	Restricted Stock	Value
Mr. Forsee	816,194	0	$13,401,906	799,300	0	$4,492,066
Mr. Dellinger	169,322	0	2,780,275	163,500	0	918,870
Mr. Fuller	47,845	60,000	1,770,819	46,200	60,000	596,844
Mr. Janzen	29,589	0	485,850	28,875	0	162,278
Mr. Lauer	228,097	65,100	4,814,293	221,200	63,000	1,597,204
Mr. Esrey	0	0		0	0	0
Mr. LeMay	0	0		0	0	0

Each of the Named Officers has the right to vote and receive dividends on the restricted stock. Mr. Forsee receives cash dividends on 324,900 restricted stock units. With respect to all other restricted stock units, dividend equivalents are reinvested into additional restricted stock units which vest at the same time as the underlying units vest. There are no voting rights with respect to restricted stock units.

All of the awards granted in 2003 were restricted stock units. For those grants which vest, in whole or in part, within three years of the grant date, the vesting schedule is described below. For Mr. Forsee, 130,500 shares of each of FON Stock and PCS Stock vest 100% on the third anniversary of the grant date, and 194,400 shares of each of FON Stock and PCS Stock vest one-fifth on each of March 19, 2004, March 19, 2005, March 19, 2006, March 19, 2007, and December 31, 2007. For Mr. Dellinger, 38,500 shares of each of FON Stock and PCS Stock vest one-third on each of the first, second and third anniversaries of the grant date, and 125,000 shares of each of FON Stock and PCS Stock vest one-third on each of the third, fourth, and fifth anniversaries of the grant date. For Mr. Fuller, 46,200 shares of each of FON Stock and PCS Stock vest one-third on each of the first, second, and third anniversaries of the grant date. For Mr. Janzen, 28,875 shares each of FON Stock and PCS Stock vest one-third on each of the first, second, and third anniversaries of the grant date. For Mr. Lauer, 46,200 shares of each of FON Stock and PCS Stock vest one-third on each of the first, second, and third anniversaries of the grant date, and 175,000 shares of each of FON Stock and PCS Stock vest one-third on each of the third, fourth, and fifth anniversaries of the grant date.

All awards granted before 2003 were of restricted stock. Mr. Fuller’s 2002 award of 60,000 shares of each of FON Stock and PCS Stock vests 30,000 shares on each of February 28, 2005 and February 28, 2006. Mr. Lauer’s 2002 award of 60,000 shares of each of FON Stock and PCS Stock vests 30,000 on each of February 28, 2005 and February 28, 2006. The unvested portion of Mr. Lauer’s 2001 award of FON Stock vests 2,550 shares on each of July 30, 2004 and July 30, 2005. The unvested portion of Mr. Lauer’s 2001 award of PCS Stock vests 1,500 shares on each of July 30, 2004 and July 30, 2005.

(3)	Consists of amounts for 2003 (a) contributed by Sprint under the Sprint Retirement Savings Plan, (b) representing the portion of interest credits on deferred compensation accounts under Sprint’s Executive Deferred Compensation Plan that are at above-market rates, (c) relocation expenses, and (d) severance payments, as follows:

				Total Severance Payable under Separation Agreements
	Savings Plan Contribution	Above- Market Earnings	Relocation	Paid in 2003	Payable in future years
Mr. Forsee	$0	$125	$93,349	$0	$0
Mr. Dellinger	9,000	411	0	0	0
Mr. Fuller	9,000	10,816	0	0	0
Mr. Janzen	0	0	55,015	0	0
Mr. Lauer	9,000	0	0	0	0
Mr. Esrey	9,000	85,741	0	1,634,999	3,249,966
Mr. LeMay	9,000	0	0	1,461,922	1,965,278

(4)	Mr. Forsee became Chief Executive Officer on March 19, 2003, and Chairman on May 13, 2003.

(5)	Includes reimbursement of legal and professional fees in connection with the negotiation of his employment contract totaling $64,043.

(6)	Mr. Dellinger became employed by Sprint on March 25, 2002.

(7)	Mr. Janzen became employed by Sprint on May 12, 2003.

(8)	Mr. Esrey resigned as Chief Executive Officer on March 18, 2003, and Chairman on May 12, 2003.

(9)	Includes reimbursement of legal and professional fees in connection with the negotiation of his separation agreement totaling $74,677. Also includes the cost to Sprint of providing financial services under the only two benefits in which financial services may be paid or reimbursed: the (1) miscellaneous services benefit and (2) income tax compliance benefit. Under the miscellaneous services benefit Sprint reimbursed $15,000 for investment counseling, estate planning, insurance counseling, preparation of wills and trusts, tax counseling, and personal financial planning. Under the income tax compliance benefit, which Sprint has eliminated with respect to tax years after 2002, Sprint paid fees of $69,412 for preparation of 2002 federal and state income tax filings and related analyses. Sprint paid no fees related to any tax shelters as was widely reported in the press in 2003.

(10)	Mr. LeMay resigned as President and Chief Operating Officer on April 9, 2003.

(11)	Includes reimbursement of legal and professional fees in connection with the negotiation of his separation agreement totaling $150,000, and club memberships and dues of $66,960.

Option grants

The following tables summarize options granted to the Named Officers under Sprint’s stock option plans during 2003.

The amounts shown as potential realizable values on these options are based on arbitrarily assumed annualized rates of appreciation in the price of Sprint’s common stock of five percent and ten percent over the term of the options, as set forth in SEC rules. The Named Officers will realize no gain on these options without an increase in the price of Sprint’s common stock that will benefit all Stockholders proportionately.

Unless otherwise indicated, each option listed below has the following terms. Vesting is accelerated in the event of an employee’s death or permanent disability. In addition, if an option has been outstanding for at least one year, vesting is accelerated upon a change in control or an employee’s normal retirement at age 65 or older. A change in control is deemed to occur if (1) someone acquires 30% or more of the voting power of Sprint stock, (2) there is a change of a majority of the Directors within a two-year period in certain circumstances, or (3) there is a merger in which Sprint is not the surviving entity. Each option has a reload feature. Under a reload feature, an option is granted when an optionee exercises a stock option and makes payment of the purchase price using shares of previously owned FON Stock or PCS Stock. A reload option grant is for the number of shares utilized in payment of the purchase price and tax withholding, if any. The option price for a reload option is equal to the market price of FON Stock or PCS Stock on the date the reload option is granted. A reload option becomes exercisable one year from the date the original option was exercised and does not have a reload feature. Sprint granted no stock appreciation rights during 2003. For option grants in 2004, the reload feature has been eliminated.

Option Grants in Last Fiscal Year

FON Stock Options

Name	Number of Securities Underlying Options Granted(#)		% of Total Options Granted to Employees In Fiscal Year	Exercise Or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1) ($)
						0%	5%	10%
Gary D. Forsee	835,000	(2)	7.9%	11.87	3/19/13	0	6,233,258	15,796,299
	597,200	(3)	5.7%	11.87	3/19/13	0	4,458,086	11,297,664
Robert Dellinger	215,000	(4)	2.0%	11.78	3/27/13	0	1,592,801	4,036,472
Michael B. Fuller	258,000	(4)	2.5%	11.78	3/27/13	0	1,911,362	4,843,766
Howard J. Janzen	161,250	(5)	1.5%	11.69	5/13/13	0	1,184,967	3,002,940
Len J. Lauer	261,300	(4)	2.5%	11.78	3/27/13	0	1,935,809	4,905,721
William T. Esrey	0		0.0%			0	0	0
Ronald T. LeMay	0		0.0%			0	0	0

Option Grants in Last Fiscal Year

PCS Stock Options

Name	Number of Securities Underlying Options Granted(#)		% of Total Options Granted to Employees In Fiscal Year	Exercise Or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1) ($)
						0%	5%	10%
Gary D. Forsee	835,000	(2)	7.9%	4.24	3/19/13	0	2,223,913	5,635,832
	597,200	(3)	5.7%	4.24	3/19/13	0	1,590,564	4,030,801
Robert Dellinger	215,000	(4)	2.0%	4.33	3/27/13	0	584,793	1,481,981
Michael B. Fuller	258,000	(4)	2.5%	4.33	3/27/13	0	701,752	1,778,378
Howard J. Janzen	161,250	(5)	1.5%	3.80	5/13/13	0	384,848	975,281
Len J. Lauer	261,300	(4)	2.5%	4.33	3/27/13	0	710,728	1,801,124
William T. Esrey	0		0.0%			0	0	0
Ronald T. LeMay	0		0.0%			0	0	0

(1)	The dollar amounts in these columns are the result of calculations at the five percent and ten percent rates set by the SEC and are not intended to forecast future appreciation of Sprint’s common stock.
(2)	This option vests 25% on each of March 19, 2004, March 19, 2005, March 19, 2006, and March 19, 2007.
(3)	This option vests 100% on December 31, 2007.
(4)	This option vests 25% on each of March 27, 2004, March 27, 2005, March 27, 2006, and March 27, 2007.
(5)	This option vests 25% on each of May 13, 2004, May 13, 2005, May 13, 2006, and May 13, 2007.

Option exercises and fiscal year-end values

The following tables summarize the net value realized on the exercise of options in 2003, and the value of options outstanding at December 31, 2003, for the Named Officers.

Aggregated Option Exercises in 2003

and Year-end Option Values

FON Stock

	Shares Acquired on Exercise (#)	Value Received ($)	Number of Securities Underlying Unexercised Options at 12/31/03		Value of Unexercised In the Money Options at 12/31/03(1)
			Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Gary D. Forsee	0	0	0	1,432,200	0	6,366,129
Robert Dellinger	0	0	25,350	320,300	37,391	1,118,789
Michael B. Fuller	0	0	987,969	607,299	255,295	1,797,164
Howard J. Janzen	0	0	0	161,250	0	746,588
Len J. Lauer	0	0	459,677	576,573	211,240	1,759,868
William T. Esrey	0	0	9,680,933	735,122	646,551	494,534
Ronald T. LeMay	0	0	5,442,630	456,807	419,087	315,928

Aggregated Option Exercises in 2003

and Year-end Option Values

PCS Stock

	Shares Acquired on Exercise (#)	Value Received ($)	Number of Securities Underlying Unexercised Options at 12/31/03		Value of Unexercised In the Money Options at 12/31/03(1)
			Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Gary D. Forsee	0	0	0	1,432,200	0	1,940,631
Robert Dellinger	0	0	25,350	320,300	0	271,975
Michael B. Fuller	0	0	373,022	556,049	0	326,370
Howard J. Janzen	0	0	0	161,250	0	289,444
Len J. Lauer	0	0	262,425	532,823	0	330,545
William T. Esrey	0	0	5,823,890	625,122	1,954,810	0
Ronald T. LeMay	0	0	2,796,342	388,057	0	0

(1)	The value of unexercised, in-the-money options is the number of shares underlying options times the difference between the exercise price of the options and the fair market value, at December 31, 2003, of FON Stock ($16.315) and PCS Stock ($5.59).

Pension plans

Under the Sprint Retirement Pension Plan, eligible employees generally accrue for each year of service a monthly retirement benefit equal to 1.5% of career average compensation, subject to limitations under the Internal Revenue Code. In addition, the Named Officers participate in a supplemental retirement plan that provides additional benefits. Assuming the following Named Officers continue to work at Sprint until age 65 and have pensionable compensation for years after 2003 equal to the pensionable compensation for 2003, the Named Officers would receive an estimated annual pension benefit, expressed as an annuity for life, as follows: Mr. Dellinger—$293,306, Mr. Fuller—$332,805, Mr. Janzen—$235,670 and Mr. Lauer—$514,281.

Mr. Forsee’s pension is calculated as described in his employment contract. See “Employment contracts.” Assuming Mr. Forsee continues to work at Sprint until age 65 and has pensionable compensation for years after 2003 equal to his pensionable compensation for 2003, he would receive an estimated annual pension benefit, expressed as an annuity for life, of $1,695,843.

In addition, Sprint has a key management benefit plan that permits a participant to elect a supplemental retirement benefit. More information on the plan is provided in the following section under “Employment contracts.”

Mr. Esrey commenced his retirement benefit effective June 1, 2003. The amount of his annual benefit, expressed in the form of a single life annuity, is $1,994,706.

Mr. LeMay commenced his retirement benefit effective May 1, 2003. The amount of his annual benefit, expressed in the form of a single life annuity, is $460,264.

Employment contracts

Employment contract with Mr. Forsee. In 2003, Sprint entered into an employment contract with Mr. Forsee. Under the contract, Mr. Forsee is entitled to an annual base salary of $1,100,000, is eligible for an annual target bonus opportunity of 150% and a maximum bonus opportunity of 300% of his base salary, was entitled to a minimum annual bonus of $1,650,000 for 2003 and is eligible for all employee benefits made available generally to other senior executive officers of the Company. Under the contract, Mr. Forsee was required to relocate promptly to the Kansas City metropolitan area, in connection with which Sprint reimbursed Mr. Forsee for his reasonable moving expenses and purchased his residence in Atlanta, GA, at an independently appraised fair market value.

Under his employment contract, Mr. Forsee received initial grants of options to purchase 835,000 shares of PCS Stock and 835,000 shares of FON Stock, at exercise prices equal to the respective fair market values on the grant date; initial grants of 130,500 restricted stock units relating to shares of PCS Stock and 130,500 restricted stock units relating to shares of FON Stock (collectively, “Initial RSUs”); and sign-on awards of 474,400 restricted stock units relating to shares of PCS Stock and 474,400 restricted stock units relating to shares of FON Stock (collectively, “Sign-on RSUs”). The options, which will vest in 25% tranches on the first four anniversaries of the grant date, subject to Mr. Forsee’s continued employment with Sprint, will not be subject to accelerated vesting upon a change in control under the provisions of Sprint’s option plans but will be subject to accelerated vesting under the circumstances described below. The restricted stock unit awards include dividend equivalent rights. The Initial RSUs will vest on the third anniversary of the grant date and the Sign-on RSUs will vest on December 31, 2007, in each case subject to Mr. Forsee’s continued employment with Sprint.

In recognition that Mr. Forsee forfeited certain compensation and opportunities with his former employer, Sprint granted to Mr. Forsee “make-whole” options to purchase 597,200 shares of PCS Stock and 597,200 shares of FON Stock, at exercise prices equal to the respective fair market values on the grant date; 194,400 restricted stock units relating to shares of PCS Stock and 194,400 restricted stock units relating to shares of FON Stock; agreed to reimburse him for any forfeited earned but unpaid compensation and for taxes previously paid by him on amounts he is required to repay his former employer; and has paid Mr. Forsee $500,000 as reimbursement for a forfeited 2002 bonus from his former employer. The options, which will become fully exercisable on December 31, 2007, subject to Mr. Forsee’s continued employment with Sprint, will not be subject to accelerated vesting upon a change in control under the provisions of Sprint’s option plans, but will be subject to accelerated vesting upon his death or disability or as described below. The “make-whole” restricted stock units, which include dividend equivalent rights, will vest and, unless deferred, will be paid in 20% increments on each of the first four anniversaries of the grant date and on December 31, 2007 in the shares to which they relate, in each case subject to Mr. Forsee’s continued employment with Sprint. Consistent with Sprint’s standard stock compensation programs, all the options and restricted stock units granted under Mr. Forsee’s contract will vest prior to the indicated vesting dates in the event of his death or disability.

Mr. Forsee is also eligible for retirement benefits under Sprint’s non-qualified retirement plan not to exceed 65% of his covered compensation (generally, annual base salary plus actual annual bonus), which amount will be ratably reduced if Mr. Forsee’s employment with Sprint terminates prior to attaining age 65, and will be offset by pension benefits otherwise payable to him by Sprint and his former employer.

Sprint has reimbursed Mr. Forsee for reasonable legal and professional fees incurred by him in connection with the negotiation of his employment contract and in connection with litigation relating to his taking the position with Sprint, as required under the contract. In 2003, Mr. Forsee was reimbursed $1,460,732 for legal fees and other expenses incurred in connection with litigation and arbitration initiated by BellSouth Corporation, Cingular Wireless Corporation and Cingular Wireless LLP to enforce the non-compete and confidentiality provisions of his employment contract with BellSouth and to prevent him from becoming Sprint’s CEO.

In the event Mr. Forsee’s employment with Sprint is terminated, either by Sprint without cause or by Mr. Forsee for good reason, Mr. Forsee will receive his pro-rata annual bonus and severance benefits equal to two times the sum of his annual base salary and his target annual bonus opportunity

(three times such amount if the termination occurs during the 24-month period following a change in control, as defined in the agreement). In addition, in the event of such a termination, the options and restricted stock units discussed above will be subject to pro-rata accelerated vesting (100% accelerated vesting if such termination is within the 24-month period following a change in control). In the event Mr. Forsee receives any payments deemed contingent on a change in control, he will not be subject to plan provisions that require a reduction of benefits to levels deductible under Section 280G of the Internal Revenue Code, and if any excise tax is imposed on him by Section 4999 of the Internal Revenue Code as a result of a change in control, Sprint will make him whole.

Under the agreement, Mr. Forsee has agreed to certain covenants relating to competition, confidentiality, non-solicitation, non-disparagement and cooperation, his breach of which would result in forfeiture of his rights to his non-qualified pension benefit, any unpaid severance benefits and all of his unvested equity-based awards described above that are then outstanding.

Employment contracts with Mr. Fuller and Mr. Lauer. Mr. Fuller and Mr. Lauer have each signed agreements that prohibit their performing services for a competitor for up to 18 months following termination of their employment. The agreements also provide severance under which they will receive 18 months of compensation and benefits following an involuntary termination of employment without cause or upon a constructive discharge following a diminution of their responsibilities or compensation, or a forced relocation in certain circumstances.

The agreements, which pre-date Sprint’s current senior executive severance policy, provide enhanced severance benefits in the event Sprint terminates their employment without cause or they resign due to a diminution in responsibilities, authority, or compensation following a change in control of Sprint. These benefits include monthly salary payments for up to 35 months and an amount equal to the sum of the highest short-term plus the highest long-term incentive compensation awards received for the three performance periods before termination, paid in three installments. For purposes of the key management benefit plan, they will be deemed to have remained a Key Executive (as defined in the plan) until age 60 and interest will be credited to their accounts under the Executive Deferred Compensation Plan at the maximum rate allowed under the plan. In addition, Sprint will determine their retirement benefits assuming three years of additional service and will not impose on them any reduction to benefits for early retirement. The benefits also include life, disability, medical, and dental insurance coverage for up to 35 months following termination. Finally, these officers are not subject to plan provisions that require a reduction of benefits to levels deductible under Section 280G of the Internal Revenue Code, and if any excise tax is imposed on them by Section 4999 of the Internal Revenue Code as a result of a change in control, Sprint will make them whole.

Employment contracts with Mr. Dellinger and Mr. Janzen. In late 2003, Mr. Dellinger and Mr. Janzen signed employment agreements. The agreements contain the same non-competition and standard severance provisions as those in Mr. Fuller’s and Mr. Lauer’s agreements. However, Mr. Dellinger’s and Mr. Janzen’s agreements provide for different severance benefits following a change in control of Sprint consistent with Sprint’s new policy regarding senior executive severance arrangements.

If within a two-year period following a change in control of Sprint, Sprint terminates Mr. Dellinger’s or Mr. Janzen’s employment without cause or they resign due to either a forced relocation outside of the Kansas City area or a diminution in responsibilities, authority, or compensation, they will receive monthly salary payments for up to 24 months. During that period, they will also receive prorated targeted incentive compensation paid at the same time payouts are made for the applicable performance measurement period, and will continue to participate in Sprint’s retirement, medical and certain other welfare benefits as if they were active employees.

Key management benefit plan. Sprint has a key management benefit plan providing for a survivor benefit in the event of the death of a participant or, in the alternative, a supplemental retirement benefit. Under the plan, if a participant dies before retirement, the participant’s beneficiary will receive ten annual payments each equal to 25% of the participant’s highest annual salary during the five-year period immediately before the time of their death. If a participant dies after retiring or becoming permanently disabled, the participant’s beneficiary will receive a benefit equal to 300% (or a reduced percentage if the participant retires before age 60) of the participant’s highest annual salary during the five-year period immediately before the time of retirement or disability, payable either in a lump sum or in installments at the election of the participant. At least 13 months before retirement, a participant may elect a supplemental retirement benefit in lieu of all or a portion of the survivor benefit. The supplemental retirement benefit will be the actuarial equivalent of the survivor benefit. Messrs. Esrey, Fuller, Lauer, and LeMay are participants in the plan.

Separation Agreement with Mr. Esrey. Under the separation agreement for Mr. Esrey, he was paid $895,833 in lieu of any annual bonus for 2003 under Sprint’s Management Incentive Plan and is entitled to compensation continuation (based on his annual base salary and his annual bonus) through November 30, 2004 at a monthly rate of $270,833; the PCS and FON options granted to Mr. Esrey in 2001 in connection with his 2001 employment agreement vested; the remaining unvested PCS and FON options held by Mr. Esrey on the employment termination date will be eligible for 18 months of continued vesting; and all vested options will be exercisable pursuant to their terms and conditions. Any options unvested at the end of his compensation continuation period will be forfeited. Mr. Esrey will also receive pension and service credit for his compensation continuation and the payment in lieu of 2003 bonus. In lieu of certain benefits under his prior agreement, Mr. Esrey’s annual retirement benefit will be increased by $700,000. Mr. Esrey will be entitled to receive certain continued perquisites and welfare benefits during the 18-month compensation continuation period, and was paid $10,000 in lieu of outplacement counseling benefits. Under the agreement, Mr. Esrey was entitled to reimbursement for the reasonable legal and other professional fees incurred by him in connection with the termination of his employment and the negotiation of his separation agreement in an amount not exceeding $100,000. Mr. Esrey also agreed to provide consulting services to Sprint during the 10 year period beginning on his employment termination date. During the first 12 months of the consulting period, Mr. Esrey will be paid a monthly consulting fee of $270,833; thereafter, Mr. Esrey has agreed to make himself available for consulting for at least 30 days per year and will be paid a fee of $4,400 for each day he provides consulting services to Sprint. During the consulting period, Mr. Esrey will be entitled to office and secretarial support, and communication services, two club memberships and reimbursement for annual physicals. In addition to a permanent non-disclosure covenant, Mr. Esrey will continue to be bound by non-competition, non-solicitation and other restrictive covenants for three to ten years. In the event Mr. Esrey breaches any of the restrictive covenants, he will forfeit his right to receive further compensation continuation benefits, welfare and perquisite benefit continuation and office allowance and secretarial support, the options granted under his 2001 employment agreement, together with all other options not vested on his employment termination date, will terminate, and his rights to his payment in lieu of his 2003 bonus, consulting fees, and any incremental pension benefits provided under the separation agreement will terminate.

Separation Agreement with Mr. LeMay. Under the separation agreement for Mr. LeMay, he received a pro-rata annual bonus for 2003 and compensation continuation (based on his annual base salary and his annual bonus) for 18 months at a monthly rate of $190,400; the FON and PCS options granted to Mr. LeMay in 2001 in connection with his employment agreement vested; the remaining unvested PCS and FON options held by Mr. LeMay on the employment termination date will be eligible for continued vesting during the 18 month compensation continuation period; and all vested options will be exercisable as and to the extent provided pursuant to the terms and conditions of such options. Mr. LeMay also received pension credit for his compensation continuation and was eligible to commence his pension upon termination of employment without actuarial reduction for commencement before the end of the compensation continuation period. Mr. LeMay will be entitled to receive certain continued perquisites and welfare benefits during the 18-month compensation continuation period as well as outplacement counseling benefits and secretarial support and a $2,500 monthly office allowance for six months. Mr. LeMay was reimbursed for the reasonable legal and other professional fees incurred by him in connection with the termination of his employment and the negotiation of his separation agreement in an amount of $150,000. Mr. LeMay has also agreed to provide consulting services to Sprint for 12 months, in consideration of which Sprint will pay him a monthly consulting fee of $190,400, together with secretarial support and a monthly office allowance of $2,500. Mr. LeMay will continue to be bound by the non-disclosure covenant in his employment agreement and will also be bound by nonsolicitation and other protective covenants for 18 months. In the event Mr. LeMay becomes associated with any of 28 specified competitors during the 18-month period following termination of employment or breaches any of the restrictive covenants: he will forfeit his right to receive further compensation continuation benefits, welfare and perquisite benefit continuation and office allowance and secretarial support; in some cases he will also forfeit specified options and pension benefits; and his consulting agreement will terminate.

Sprint has filed these employment contracts and separation agreements with the SEC. They are available on the SEC’s website at www.sec.gov, and Sprint hereby incorporates them by reference.

Performance graphs

The graph below compares the yearly percentage change in the cumulative total Stockholder return for FON Stock and PCS Stock as compared with the S&P® 500 Stock Index and the Dow Jones US Telecommunications Index for the five-year period from December 31, 1998 to December 31, 2003.

The Dow Jones US Telecommunications Index is composed of the following companies: Alltel Corp., AT&T Corp., AT&T Wireless Services Inc., BellSouth Corp., CenturyTel Inc., Cincinnati Bell Inc., Citizens Communications Co., IDT Corp., Nextel Communications Inc., Nextel Partners Inc., Qwest Communications International Inc., SBC Communications Inc., Telephone & Data Systems Inc., U.S. Cellular Corp., Verizon Communications Inc., Western Wireless Corp., Wireless Facilities Inc., Sprint (FON Group and PCS Group).

	1998	1999	2000	2001	2002	2003
Sprint FON	100.00	161.22	49.85	50.51	37.99	44.61
Sprint PCS	100.00	443.24	176.76	211.13	37.88	48.60
S&P®500	100.00	120.89	109.97	96.94	75.64	97.33
Dow Jones Total US Telecom Index	100.00	118.41	70.73	61.70	40.38	43.34

Last year’s proxy statement included separate graphs for FON Stock and PCS Stock. The cumulative total Stockholder return for FON Stock was compared with the S&P® 500 Stock Index and the S&P® 500 Integrated Telecommunications Index and the return for PCS Stock was compared to the S&P® 500® Stock Index and the Barclays Capital Wireless Index. Beginning in 2005, Sprint intends to include only the above graph in its proxy statement because the Dow Jones US Telecommunications Index better represents Sprint’s peer group inasmuch as Sprint’s competitors are increasingly offering both wireless and wireline services, and the index includes both wireline and wireless companies, all of which operate primarily in the US. Sprint has also selected the Dow Jones Total US Telecom Index because the Barclays Capital Wireless Index is influenced excessively by the performance of a single large capitalization company—Vodafone. In addition, the use of a single graph is appropriate in anticipation of the recombination of FON Stock and PCS Stock as announced on February 29, 2004. Furthermore, comparing Sprint’s total cumulative Stockholder return on a single graph is consistent with Sprint’s transformation into a company focused not on products, but on the needs of two consumer types – businesses and individuals – that offers those customers a full suite of integrated products and services. As required by SEC rules, included below are graphs using the same indices as were used in last year’s proxy statement over the five year period from December 31, 1998 to December 31, 2003.

The S&P® 500 Integrated Telecommunications Index is composed of the following companies: ALLTEL Corporation, AT&T Corporation, BellSouth Corporation, CenturyTel, Inc., Citizens Communication Company, Qwest Communications International Inc., SBC Communications, Inc., Verizon Communications Inc, and Sprint FON Group.

	1998	1999	2000	2001	2002	2003
Sprint FON	100.00	161.22	49.85	50.51	37.99	44.61
S&P®500	100.00	120.89	109.97	96.94	75.64	97.33
S&P® Integrated Telecom	100.00	108.23	70.18	63.69	44.36	47.54

The Barclays Capital Wireless Index is composed of the following companies: ALLTEL Corporation, Centennial Communications, Millicom, Nextel Communications, Price Communications, Telesystem, US Cellular, Vimpel Communications, Vodafone, Western Wireless, and Sprint PCS Group.

	1998	1999	2000	2001	2002	2003
Sprint PCS	100.00	443.24	176.76	211.13	37.88	48.60
S&P 500	100.00	120.89	109.97	96.94	75.64	97.33
Barclay’s Capital Wireless	100.00	245.61	144.64	110.94	60.55	94.43

II. SELECTION OF INDEPENDENT AUDITORS

(Item 2 on Proxy Card)

Sprint’s Audit Committee has voted to appoint KPMG LLP (KPMG) as independent auditors to examine the consolidated financial statements of Sprint and its subsidiaries for the year ending December 31, 2004, and you are asked to ratify that appointment at the Annual Meeting. In keeping with good corporate governance, the Audit Committee will periodically assess the suitability of its incumbent independent auditors taking into account all relevant facts and circumstances, including the possible consideration of the qualifications of other accounting firms.

As previously reported, on October 14, 2003, Sprint’s Audit Committee determined that Ernst & Young LLP (Ernst & Young) would be replaced by KPMG as the independent auditor for Sprint for the year ending December 31, 2004. This action effectively dismissed Ernst & Young as Sprint’s independent auditor for the year ending December 31, 2004; however, Ernst & Young continued as Sprint’s independent auditor for the audit of Sprint’s consolidated financial statements as of December 31, 2003 and the fiscal year then ended until the filing date of Sprint’s 2003 annual report on Form 10-K. On December 1, 2003, KPMG was engaged as Sprint’s independent auditor for the year ending December 31, 2004.

Representatives of Ernst & Young and representatives of KPMG will be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions. If the appointment of KPMG is not ratified at the meeting, the Audit Committee will consider the selection of another accounting firm.

Ernst & Young’s reports on Sprint’s consolidated financial statements as of December 31, 2003 and 2002 and for each of the two fiscal years in the period ended December 31, 2003 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended December 31, 2002 and 2003 and thereafter through the filing date of Sprint’s 2003 annual report on Form 10-K, there were no disagreements between Sprint and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the matter in their report. None of the “reportable events” described in Item 304(a)(1)(v) of Regulation S-K of the Securities and Exchange Commission have occurred during the fiscal years ended December 31, 2002 or 2003 or through the filing date of Sprint’s 2003 annual report on Form 10-K .

During the fiscal years ended December 31, 2001 and 2002 and thereafter until the date Sprint engaged KPMG, neither Sprint nor anyone acting on its behalf consulted KPMG regarding (1) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Sprint’s consolidated financial statements or (2) any matter that was either the subject of a disagreement with Ernst & Young on accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the matter in their report, or a “reportable event” as described in Item 304(a)(1)(v) of Regulation S-K of the Securities and Exchange Commission.

Audit Fees. For professional services rendered for the audit of Sprint’s 2003 and 2002 financial statements and the review of the financial statements included in Sprint’s 2003 and 2002 Forms 10-Q, Ernst & Young billed Sprint a total of $3.9 million in 2003 and $3.6 million in 2002. This amount also includes reviews of documents filed with the SEC, accounting consultations related to the annual audit, preparation of letters for underwriters and other requesting parties, and statutory audits.

Audit-Related Fees. For professional audit-related services rendered, Ernst & Young billed Sprint a total of $2.7 million in 2003 and $4.5 million in 2002. Audit-related services generally include benefit plan audits, other attestation services, security controls compliance reviews, and in 2003, advisory services related to Sprint’s preparation for the internal control attestation required in 2004 by the Sarbanes-Oxley Act of 2002.

Tax Fees. For professional tax services rendered to Sprint, Ernst & Young billed a total of $2.3 million in 2003 and $3.5 million in 2002. Tax services generally include domestic and international corporate tax compliance, planning, and advice.

All Other Fees. In addition to the fees described above, Ernst & Young billed Sprint an aggregate of $160,000 in 2003 and $920,000 in 2002 for all other services rendered to Sprint.

Sprint’s Audit Committee pre-approved all of the services described above that were provided after the pre-approval requirements under the Sarbanes-Oxley Act became effective on May 6, 2003.

The Audit Committee considered whether the non-audit services rendered by Ernst & Young were compatible with maintaining Ernst & Young’s independence as auditors of Sprint’s financial statements.

During 2003, Sprint adopted policies and procedures governing pre-approval of services to be provided by Sprint’s independent auditors consisting of the following key components:

•	The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of Sprint’s independent auditors.

•	The Audit Committee is responsible for the pre-approval of all audit, audit-related, tax and non-audit services. Pre-approval authority may be (but has not been) delegated to one or more members of the Audit Committee. The details of any services approved under this delegation must be reported to the full Audit Committee at its next regular meeting.

•	Pre-approval of certain recurring audit, audit-related and tax services may be accomplished through pre-approval of a detailed budget or an updated forecast for such services.

•	Sprint’s independent auditors are prohibited from providing certain non-audit services. Any other permissible non-audit service engagement must be specifically approved in advance by the Audit Committee.

•	Generally, the Audit Committee will not engage Sprint’s independent auditors for services other than audit, audit-related and tax services.

•	Sprint will provide quarterly reporting to the Audit Committee regarding all audit, audit-related, tax and non-audit services provided by Sprint’s independent auditors.

Sprint’s policy governing the provision of non-audit services by Sprint’s independent auditors is more restrictive than is required by the regulations implementing the Sarbanes-Oxley Act.

The Board of Directors recommends that you vote FOR the approval of the appointment of KPMG.

III. STOCKHOLDER PROPOSALS

A. STOCKHOLDER PROPOSAL CONCERNING

STOCK OPTION INDEXING

(Item 3 on Proxy Card)

The Trust for the International Brotherhood of Electrical Workers’ Pension Benefit Fund, 1125 Fifteenth Street N.W., Washington, D.C. 20005, owner of 57,704 shares of FON Stock, has given notice of its intention to introduce the following resolution at the Annual Meeting.

RESOLVED: that the shareholders of Sprint Corporation (the “Company”) request that the Board of Directors adopt an executive compensation policy that all future stock option grants to senior executives shall be performance-based. For the purposes of this resolution, a stock option is performance-based if the option exercise price is indexed or linked to an industry peer group stock performance index so that the options have value only to the extent that the Company’s stock price performance exceeds the peer group performance level.

Stockholder’s Statement in Support of the Proposal

As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value maximization goals. In our opinion, stock option grants can and do often provide levels of compensation well beyond those merited. In our opinion, it has become abundantly clear that stock option grants without specific performance-based targets often reward executives for stock price increases due solely to a general stock market rise, rather than to extraordinary company performance.

Stock options whose exercise price moves with an appropriate peer group index composed of a company’s primary competitors are a type of option that we believe address these concerns. The resolution requests that the Company’s Board ensure that future senior executive stock option plans link the options exercise price to an industry performance index associated with a peer group of companies selected by the Board, such as those companies used in the Company’s proxy statement to compare 5 year stock price performance.

We submit that implementing an indexed stock option plan would mean that our Company’s participating executives would receive payouts only if the Company’s stock price performance was better than that of the peer group average. We believe that by tying the exercise price to a market index, indexed options reward participating executives for outperforming the competition. Indexed options would thus only have value when our Company’s stock price rises in excess of its peer group average or declines less than its peer group average stock price decline. By downwardly adjusting the exercise price of the option during a downturn in the industry, we believe indexed options remove pressure to reprice stock options. In short, superior performance would be rewarded.

At present, stock options granted by the Company are not indexed to peer group performance standards. As long-term owners, we feel strongly that our Company would benefit from the implementation of a stock option program that rewarded superior long-term corporate performance. We urge your support for this important governance reform.

The Company’s Response to the Stockholder Proposal

The Board opposes the proposal because Sprint believes that the interests of its executive officers already are aligned with Stockholder interests, and because it is important to preserve the Compensation Committee’s flexibility to choose incentives that best motivate Sprint’s executives and preserve the Committee’s ability to change the incentives awarded from year to year based on market conditions. This flexibility is essential to effectively retain and recruit talented executives.

As stated in the Compensation Committee report on page 18, above, Sprint strongly supports the concept of performance-based compensation as an important component of executive compensation, and a substantial part of Sprint’s compensation system is performance-based. Additionally, to further align the interests of Sprint’s executives with Sprint’s Stockholders, Sprint adopted a policy in 2003 that each vice president and above will own meaningful amounts of Sprint stock. Consequently, Sprint believes that the interests of its executives are aligned with Stockholder interests.

Furthermore, the Compensation Committee, which is composed exclusively of independent directors, should retain the ability to exercise its independent judgment in determining the proper levels and types of executive compensation. Reflecting the Board’s and the Compensation Committee’s view that the interests of executives should be closely tied to those of Stockholders, the Committee sets the annual compensation targets for each of Sprint’s principal senior executive officers based on their performance evaluations and the market. The Committee also approves awards to principal senior executive officers under Sprint’s incentive compensation and equity-based compensation plans.

Sprint also opposes the proposal because it could make it more difficult to attract and retain talented executives. Limiting the ability of Sprint to compensate its executives in ways that it deems appropriate relative to its competitors puts Sprint at a competitive disadvantage in recruiting high-quality executives. Sprint’s non-qualified stock option award program is of the type used by the vast majority of U.S. corporations and, in particular, by the companies with which Sprint competes for management talent. There are very few corporations that grant indexed options. In fact, in a study published by Frederic W. Cook & Co., Inc., titled “The 2003 Top 250”, on long-term incentive grant practices for executives in the 250 largest U.S. based companies, none of the companies report the use of any indexed options, much less the exclusive use of indexed options.

For the reasons described above, the Board recommends a vote against this proposal.

B. STOCKHOLDER PROPOSAL CONCERNING

CEO PAY CAP

(Item 4 on Proxy Card)

George Speight, 3959 Cordiality Church Road, Nashville, North Carolina 27856, owner of 604 shares of FON Stock, has given notice of his intention to introduce the following resolution at the Annual Meeting.

RESOLVED, that shareholders of Sprint Corporation (“Sprint”) ask the Board of Directors to 1) establish a cap on the total compensation that may be paid to the CEO in a given year – including salary, bonus, the grant-date present value of stock options, the grant-date present value of restricted stock, payments under long-term incentive plans, and “other annual” and “all other compensation” – equal to 50 times the average compensation paid to employees who are not exempt from coverage under the Fair Labor Standards Act in the prior year, and 2) report to shareholders on the policy prior to the 2005 annual shareholders’ meeting.

Stockholder’s Statement in Support of the Proposal

The compensation of chief executive officers of U.S. public companies has soared in recent years, from a median of $1.8 million in 1992 to $6.1 million in 2000, according to a report of the Conference Board.

In 2001-2002, former Sprint CEO William Esrey received an annual average of $1,901,531 which included all compensation besides stock options. During these two years, he also received options on Sprint FON and PCS stock for which Sprint reported, on average, potential values of $40,215,465 (assuming a 5% annual return over the options’ term) or $101,914,150 (assuming a 10% annual return over the options’ term). Sprint does not report the grant-date present value of stock options.

The explosion in CEO pay has far outstripped gains realized by the majority of workers. According to a Business Week article (May 6, 2002), CEOs of large corporations in 2001 made 411 times as much as the average factory worker. In the past decade, according to the same article, while the wages of rank-and-file workers increased by 36%, the compensation of CEOs climbed 340%.

There is evidence that large pay disparities can have a negative effect on worker productivity. A 1992 study by Cowherd and Levine in Administrative Science Quarterly found that pay differentials between managers and blue collar workers, as well as within the management group, tend to reduce product quality. A study by Stanford professor Charles O’Reilly and others found that disparity between the CEO’s pay and that of lower level managers was associated with higher manager turnover.

Management guru Peter Drucker argued in the mid-1980s that no CEO should earn more than 20 times the company’s lowest-paid employee to ensure that the contributions of all employees are recognized (Business Week, May 6, 2002). Drucker believed that the growing CEO-worker pay differential damages company culture and employee productivity.

In a September 2002 report, a commission of the Conference Board lamented the “widespread perception of a lack of fairness since certain executives have garnered substantial compensation even as their companies and the retirement savings of their employees have collapsed.” The commission urged compensation committees to “be mindful of the differences in compensation levels throughout the corporation in setting senior executive compensation levels.”

I believe this proposal is necessary to bringing balance to the differential between senior executive and employee pay. I urge shareholders to vote for this proposal.

The Company’s Response to the Stockholder Proposal

We believe this proposal is contrary to the interests of Sprint and its Stockholders because it would excessively restrict the exercise of the independent judgment of the Compensation Committee, which is composed entirely of independent directors, in determining the proper levels and types of compensation appropriate to attract, retain and incentivize a chief executive officer who will best promote the long-term value of Sprint.

Guided by its long-standing philosophy of linking compensation for the CEO to individual and company performance, the Compensation Committee sets the CEO’s compensation by evaluating the CEO’s performance against his goals and objectives. An arbitrary pay cap would restrict the Committee’s role and remove from the Committee the flexibility to recognize significant accomplishments of an individual that may be critical to ensuring the long-term success of Sprint.

Further, as explained in more detail in the Compensation Committee report on page 18 of this proxy statement, the Compensation Committee develops a competitive compensation package by considering market data from similarly sized companies in the telecommunications and high technology industries as well as other industries in which Sprint competes for executive, including CEO, talent. The pay cap called for in this proposal would place Sprint at a competitive disadvantage by limiting our ability to attract and retain the experienced and dedicated leaders necessary for Sprint’s business.

The Compensation Committee is not averse to reducing benefits when appropriate. For example, in 2003, the Committee approved a policy under which Sprint capped the benefits that would flow from future severance agreements with senior executives without shareholder approval. Nevertheless, the Committee and the Board believe that the compensation of the CEO should be driven by competitive market forces and based on individual and company performance.

Finally, the proponent’s supporting statement relies, in part, on erroneous or misleading information. First, Sprint does report the grant-date fair value of stock options in its financial statements. Second, the dollar amounts cited regarding options granted in 2001 and 2002 are not actual forecasts of the potential future appreciation of Sprint stock options. They are simply required by the SEC and are merely based on hypothetical annual appreciation of 5% or 10% per year over the life of the options.

For the reasons described above, the Board recommends a vote against the proposal.

C. STOCKHOLDER PROPOSAL CONCERNING

INDEPENDENT CHAIRMAN

(Item 5 on Proxy Card)

Michael A. Meyers, 308 N. Liberty Street, Plymouth, Indiana 46563, owner of 924 shares of FON Stock has given notice of his intention to introduce the following resolution at the Annual Meeting.

RESOLVED: The shareholders of Sprint Corporation (“Company”) urge the Board of Directors to amend the Company’s by laws, effective upon the expiration of current employment contracts, to require that an independent director—as defined by the rules of the New York Stock Exchange (“NYSE”)—be its Chairman of the Board of Directors.

Stockholder’s Statement in Support of the Proposal

The recent wave of corporate scandals at such companies as Enron, WorldCom and Tyco has resulted in renewed emphasis on the importance of independent directors. For example, both the

NYSE and the NASDAQ have adopted rules that would require corporations that wish to be traded on them to have a majority of independent directors.

Unfortunately, having a majority of independent directors alone is clearly not enough to prevent the type of scandals that have afflicted Enron, WorldCom and Tyco. All of these corporations had a majority of independent directors on their boards when the scandals occurred.

All of these corporations also had a Chairman of the Board who was also an insider, usually the Chief Executive Officer (“CEO”), or a former CEO, or some other officer. We believe that no matter how many independent directors there are on a board, that board is less likely to protect shareholder interests by providing independent oversight of the officers if the Chairman of that board is also the CEO, former CEO or some other officer of the company.

We respectfully urge the board of our Company to dramatically change its corporate governance structure and the public’s perception of it by having an independent director, as defined by the NYSE, serve as its Chairman.

The Company’s Response to the Stockholder Proposal

The Board believes that the best interests of Sprint and its Stockholders would not be served by (1) prohibiting the chief executive officer from serving as the Chairman of the Board or (2) precluding other directors that do not meet the NYSE independence standards from serving as the Chairman. Although we fully support the NYSE’s new standards as they apply to directors, always applying such standards to the Chairman would deprive the Board of its flexibility to organize its functions and conduct its business in the manner it considers most efficient in light of Sprint’s current and anticipated future circumstances. Well-recognized advocates of strong corporate governance, such as The Conference Board and Institutional Shareholder Services support board structures that provide for a strong Lead Independent Director, as Sprint has, rather than requiring the Chairman to be independent.

Sprint’s Board has been, and continues to be, a strong proponent of Board independence, and the Board believes the ability of the Board to act independently is not compromised by having an executive Chairman. The independence criteria in Sprint’s Corporate Governance Guidelines were put in force early in 2003 and are more stringent than those required by the NYSE in 2004. Under Sprint’s stringent standards, more than 75% of all Board members, and each member of the Audit, the Compensation, the Nominating and Corporate Governance, and the Capital Stock Committees is independent. In addition, a Lead Independent Director, who has the significant responsibilities and authority outlined in “Corporate governance matters,” page 12, above, is elected annually by Sprint’s non-management Directors.

The Board believes that combining the duties of the Chairman and CEO while designating a Lead Independent Director in the current telecommunications environment provides the appropriate level of checks and balances between the Board and management. An executive Chairman who is thoroughly familiar with the industry and Sprint’s operations enables the Board and thereby allows Sprint to act efficiently and nimbly in the fast changing and highly competitive telecommunications environment. Moreover, with an executive Chairman, a single person clearly serves as Sprint’s overall spokesperson, thereby promoting consistency in Sprint’s messages.

The Lead Independent Director position at Sprint is not by any means a symbolic role. It embodies a broad set of duties, including facilitating the Board’s oversight of management, in part, by helping ensure the optimal flow of information between the Board and management. The Board believes that this structure currently provides the optimal balance between the need for consistent and effective strategic leadership and direction in a fast changing and very dynamic industry and the need for management oversight.

For the reasons described above, the Board recommends a vote against this proposal.

D. STOCKHOLDER PROPOSAL CONCERNING

REPORT ON OUTSOURCING OFF-SHORE

(Item 6 on Proxy Card)

Communications Workers of America Pension Fund, 501 Third Street, N.W., Washington, D.C. 20001-2797, owner of at least $2,000 worth of Sprint Stock, has given notice of its intention to introduce the following resolution at the Annual Meeting.

RESOLVED: The Stockholders request that the Board of Directors establish an independent committee to prepare a report evaluating the risk of damage to the Company’s brand name and reputation in the United States resulting from Sprint’s offshoring initiative and make copies of the report available to shareholders of the Company upon request.

Stockholder’s Statement in Support of the Proposal

According to published reports, Sprint has made a decision to send several hundred information technology jobs overseas. [Kansas City Star, September 16, 2003] Another published report linked the layoffs of 3,000 customer service representatives with a decision to contract with a company in India to provide customer service for Sprint PCS in the U.S. [Kansas City Star, August 26, 2003] Company reorganization and the aggressive pursuit of cost savings may result in further layoffs and more offshore outsourcing. [Kansas City Star, November 11, 2003; Financial Times, September 17, 2003]

Offshore outsourcing of service work may prove a short-term benefit to the bottom line, but it may have significant long-term consequences. The business community acknowledges public sensitivity to the jobs exodus [Time Magazine, August 4, 2003] Observers predict a backlash against the outsourcing of white-collar jobs. [USA Today, August 5, 2003; Christian Science Monitor, July 29, 2003; Fortune, June 23, 2003; Business Week, February 3, 2003]

Such a backlash against offshoring could hurt Sprint sales to government agencies, a significant revenue source. Already, a number of state governments have begun to look critically at the offshoring of state-level work, and legislation is pending in several states. And Sprint employees are lending support to proposals to increase the cost of offshore outsourcing. [Kansas City Star, September 16, 2003]

Experts have expressed concern over the security and privacy risk of offshore outsourcing. [CIO Magazine, November 15, 2003] According to CSO Online, 85 percent of security executives believe that “offshoring of code development poses a considerable security risk.”

Finally, offshoring affects the morale of employees who remain in U.S. operations. [CIO Magazine, September 1, 2003] Morale problems may extend to the countries where Sprint is sending service work.

Sprint’s brand name is one of its most important assets. The Company is hinging its “transformation” at least partially on strengthening the brand. [Communacopia Conference, October 1, 2003] For Harris Interactive, “the value of a company’s reputation may be as much as 40% of its total market value.” [http://www.harrisinteractive.com/pop up/rq/benefits.asp] Company reputations affect consumer purchases: “reputation, once lost, is extremely difficult to reclaim, no matter how much time and money companies invest in an image makeover.” [Wall Street Journal, February 7, 2001]

Sprint sends service work abroad. It uses foreign contractors. The Board must help shareholders evaluate the risk of such a strategy.

For these reasons, we urge shareholders to vote FOR this proposal.

The Company’s Response to the Stockholder proposal

Sprint does not have a large-scale off-shoring initiative; rather, like most major companies, from time-to-time Sprint carefully evaluates opportunities to outsource or co-source certain services. In performing this evaluation, Sprint is guided by several key values, including meeting its customers’ needs and requirements in an innovative, cost-effective and efficient manner and creating value for Stockholders.

Guided by these values, Sprint has determined that it should outsource or co-source certain services and focus its internal workforce more directly on providing core telecommunications services rather than attempting to provide ancillary services or other services that could better be provided if they were outsourced or co-sourced. Sprint’s thorough and critical analysis includes reviewing many alternatives, including whether to hire, train and manage employees, or to co-source or outsource all or some portion of various services.

Decisions to outsource or co-source certain services are also related to the determination to further enhance Stockholder value by improving the cost structure and the quality of such services. Specifically, successful outsourcing or co-sourcing initiatives allow Sprint to ally with suppliers that have expertise in various areas, thus allowing Sprint to focus even more on retained core functions. Such alliances also allow Sprint to further strengthen strategic vendor relationships that provide opportunities to not only to reduce costs but enhance revenues.

Sprint also opposes the proposal because it asks Sprint to assess the potential impact of necessarily hypothetical situations. The practice of outsourcing and co-sourcing is quite prevalent, including among Sprint’s competitors and potential competitors, as well as among other companies that enjoy good reputations for providing high quality at a reasonable price. Moreover, in selecting vendors and suppliers, Sprint is careful to choose those who will maintain Sprint’s reputation for quality and ensure the best mix of service, pricing and satisfaction of other relevant criteria. Accordingly, the Board believes that speculating about the possibility of highly uncertain developments that may never occur and publishing a report about such necessarily speculative events would be contrary to the best interests of Sprint and its Stockholders.

For the reasons described above, the Board recommends a vote against this proposal.

IV. OTHER MATTERS TO COME BEFORE THE MEETING

No other matters are intended to be brought before the meeting by Sprint, and Sprint does not know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

By order of the Board of Directors

Claudia Toussaint

Vice President,

Corporate Governance and Ethics,

and Corporate Secretary

March 16, 2004

Shareholder Information

For more information, please visit http://www.sprint.com/ir.

Common Stock Dividends

Dividends on the FON stock, subject to declaration by the Board of Directors, usually are paid quarterly at the end of March, June, September and December. The Board of Directors sets the record dates and payment dates. The last quarterly dividend payment in the fourth quarter of 2003 was 12.5 cents per FON share, or an indicated annual dividend of 50 cents per FON share.

Investor Information Line

Requests for the information shown below may be made in writing or by calling the Sprint Investor Information Line at (800) 259-3755.

Automatic Dividend Reinvestment Plan

Sprint offers a dividend reinvestment and stock purchase plan to registered FON common stock shareholders for purchases made with reinvested dividends and/or optional cash payments. Shareholders may obtain information about the plan by writing to Shareholder Relations at the corporate headquarters or by calling (800) 259-3755, option 4.

Investor Inquiries

Security analysts, shareholders and investment professionals should direct inquiries regarding Sprint and its business in writing to Investor Relations at the corporate headquarters or by calling (800) 259-3755.

Shareholder Inquiries

Inquiries regarding stock transfers, lost certificates, direct deposit of dividends or address changes should be directed to the stock transfer agent, UMB Bank, n.a., in writing at the address shown or by calling (800) 259-3755, option 5.

Quarterly Financial Information

Shareholders can receive a faxed or mailed copy of the quarterly financial results upon request through Sprint’s toll-free Shareholder Information Line. Shareholders can call (800) 284-6977 to hear a recorded report on Sprint’s financial performance and request a copy of printed quarterly results.

Sprint on the Internet

Sprint’s World Wide Web site – www.sprint.com – is continuously updated and includes an electronic version of this Annual Report. Shareholders also are invited to visit Sprint’s home page at this Internet address for quarterly financial data, important news releases and current information about products and services.

Corporate Headquarters

Mailing Address

Sprint

P.O. Box 7997

Shawnee Mission, KS

66207-0997

Shareholder Relations

(800) 259-3755, option 4

Stock Transfer Agent,

Registrar and

Dividend Paying Agent

UMB Bank, n.a.

P.O. Box 410064

Kansas City, MO

64141-0064

(800) 259-3755, option 5

Dividend Reinvestment Agent

UMB Bank, n.a.

Kansas City, Missouri

New York Stock Exchange Listings

FON common stock

PCS common stock

PCS corporate units

Stock Symbols

FON

PCS

SDE

Copyright© 2004, Sprint.

All rights reserved.

Trademarks. The Sprint Brand, the Sprint name and the diamond logo are registered trademarks of Sprint Communications Company L.P. The names of other companies and products mentioned herein may be the trademarks of their respective owners.

(recycle graphic) Printed on recycled paper

Notice of 2004 Annual Meeting, Proxy Statement, and 2003 Form 10-K

2004 Annual Meeting

Location:	Overland Park Convention Center
6000 College Blvd.
Overland Park, Kansas 66211

Directions:	From Kansas City International Airport (approximately 30 miles)
• Take 435 West
• Take 435 South (which turns into 435 East)
• Right on Metcalf Exit (#169)
• Left on College Blvd.
• Left on Woodson

[GRAPHIC OF MAP]

SPRINT CORPORATION 6200 SPRINT PARKWAY OVERLAND PARK, KS 66251

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to Sprint Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:     ☒                SPTCRP                 KEEP THIS  PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SPRINT CORPORATION

The Board of Directors recommends a vote FOR items 1 and 2 and AGAINST 3, 4, 5, and 6. Vote On Directors
1.

To elect the nominees listed below, and each of them, as Directors;

and while Sprint has no reason to believe that any of the nominees will decline or be unable to serve, if any do, to vote with discretionary authority.

Nominees:   01) Gordon M. Bethune

02) E. Linn Draper, Jr.

03) Deborah A. Henretta

04) Linda Koch Lorimer

	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below. _____________________________________________

Vote on Proposals		For	Against	Abstain			For	Against	Abstain

2.	To ratify appointment of KPMG LLP as independent auditors of Sprint for 2004.	☐	☐	☐	5.	Stockholder Proposal Concerning Independent Chairman	☐	☐	☐

3.	Stockholder Proposal Concerning Stock Option Indexing	☐	☐	☐	6.	Stockholder Proposal Concerning Report on Outsourcing Off-Shore	☐	☐	☐

4.	Stockholder Proposal Concerning CEO Pay Cap	☐	☐	☐	Please sign exactly as your name(s) appear(s) above. If shares are held jointly, any one of the joint owners may sign. Attorneys-in-fact, executors, administrators, trustees, guardians or corporation officers should indicate the capacity in which they are signing. PLEASE VOTE THIS PROXY
					PROMPTLY whether or not you expect to attend the meeting.

		Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.		☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

SPRINT CORPORATION

6200 Sprint Parkway

Overland Park, Kansas 66251

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting on April 20, 2004

The undersigned hereby appoints G. D. Forsee, R. J. Dellinger and T. A. Gerke, and each of them, with full power of substitution, as proxies, to vote all the shares of common and preferred stock of Sprint Corporation (“Sprint”) that the undersigned is entitled to vote at the 2004 Annual Meeting of Stockholders to be held April 20, 2004, and any adjournment thereof, upon the matters set forth, and in their discretion upon such other matters as may properly come before the meeting.

This Proxy, if signed and returned, will be voted as specified. If this card is signed and returned without specifications, the shares will be voted FOR items 1 and 2 and AGAINST items 3, 4, 5, and 6. A majority of said proxies, or any substitutes, who shall be present and act at the meeting (or if only one shall be present and act, then that one) shall have all the powers of said proxies hereunder.